UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

DiamondRock Hospitality Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

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March 27, 2013

Dear Stockholder:

You are cordially invited to attend the 2013 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation. The annual meeting will be held on Wednesday, May 8, 2013 at 11:00 a.m., local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland 20817.

The attached proxy statement, accompanied by the notice of the meeting, describes the matters expected to be acted upon at the meeting. We urge you to review these materials carefully and to use this opportunity to take part in the affairs of DiamondRock Hospitality Company by voting on the matters described in this proxy statement. We hope that you will be able to attend the meeting. Following the formal portion of the meeting, our directors and management team will be available to answer appropriate questions.

Your vote is important. Whether or not you plan to attend the meeting, please complete the enclosed proxy card and return it as promptly as possible or authorize a proxy to vote your shares by calling the toll-free telephone number or via the Internet. The enclosed proxy card contains instructions regarding all three methods of voting. If you attend the meeting, you may continue to have your shares voted as you have previously instructed or you may withdraw your proxy at the meeting and vote your shares in person.

We look forward to seeing you at the meeting.

Sincerely,

MARK W. BRUGGER
Chief Executive Officer

DIAMONDROCK HOSPITALITY COMPANY

3 Bethesda Metro Center

Suite 1500

Bethesda, MD 20814

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 8, 2013

The 2013 annual meeting of stockholders of DiamondRock Hospitality Company, a Maryland corporation, will be held on Wednesday, May 8, 2013 at 11:00 a.m., local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland 20817, for the following purposes:

1. To elect directors nominated by our Board of Directors, each to serve until the next annual meeting of our stockholders and until their respective successors are duly elected and qualify;

2. To approve a non-binding advisory resolution on executive compensation;

3. To ratify the appointment of KPMG LLP as independent auditors of DiamondRock Hospitality Company to serve for 2013; and

4. To consider and act upon any other matters that may properly come before the annual meeting and at any postponement or adjournment thereof.

You may vote if you were a stockholder of record as of the close of business on March 15, 2013. If you do not plan to attend the meeting and vote your shares of common stock in person, please authorize a proxy to vote your shares in one of the following ways:

•	Use the toll-free telephone number shown on your proxy card (this call is toll-free if made in the United States or Canada);

•	Go to the website address shown on your proxy card and authorize a proxy via the Internet; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

Any proxy may be revoked at any time prior to its exercise at the annual meeting.

BY ORDER OF THE BOARD OF DIRECTORS

WILLIAM J. TENNIS
Corporate Secretary

March 27, 2013

PROXY STATEMENT

DIAMONDROCK HOSPITALITY COMPANY

3 Bethesda Metro Center

Suite 1500

Bethesda, MD 20814

This proxy statement and the enclosed proxy card are being mailed to stockholders on or about March 27, 2013 and are furnished in connection with the solicitation of proxies by the Board of Directors of DiamondRock Hospitality Company, a Maryland corporation (“DiamondRock” or the “Company”), for exercise at the 2013 annual meeting of our stockholders to be held on Wednesday, May 8, 2013 at 11:00 a.m., local time, at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland 20817, and at any postponements or adjournment thereof.

INFORMATION ABOUT THE ANNUAL MEETING

Purpose of the Annual Meeting

At the annual meeting, stockholders will be asked to vote upon the matters set forth in the accompanying notice of meeting, including the election of directors nominated by our Board of Directors, a non-binding, advisory vote on executive compensation and the ratification of the appointment of KPMG LLP as our independent auditors for 2013.

Attending the Meeting

All stockholders of record of shares of our common stock at the close of business on the record date (as defined below), or their designated proxies, are authorized to attend the annual meeting. Each stockholder or proxy holder will be asked to present a form of valid government-issued picture identification, such as a driver’s license or passport.

Voting

If our records show that you were a stockholder of record (i.e., a “registered stockholder”) as of the close of business on March 15, 2013, which is referred to in this proxy statement as the record date, you are entitled to receive notice of the annual meeting and to vote the shares of common stock that you held as of the close of business on the record date. Each outstanding share of common stock entitles its holder to cast one vote on each matter of record to be voted upon.

Voting in Person at the Meeting. If you are a registered stockholder and attend the annual meeting, you may vote in person at the meeting. If your shares of common stock are held by a broker, bank or other nominee (i.e., in “street name”) and you wish to vote in person at the meeting, you must obtain a legal proxy from the broker, bank or other nominee that holds your shares of common stock of record.

Authorizing a Proxy for Shares Registered Directly in Your Name. If you are a registered stockholder, you may instruct the proxy holders named in the enclosed proxy card how to vote your shares of common stock by using the toll-free telephone number or the website listed on the proxy card or by signing, dating and mailing the proxy card in the postage-paid envelope provided.

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Authorize a Proxy by Telephone. You may authorize a proxy to vote your shares by telephone by calling the toll-free number listed on the accompanying proxy card. Authorizing a proxy by telephone is available 24 hours per day until 11:59 p.m., Eastern Time, on May 7, 2013. When you call, please have your proxy card in hand, and you will receive a series of voice instructions that will allow you to authorize a proxy to vote your shares of common stock. You will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY BY TELEPHONE, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

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Authorize a Proxy by Internet. You also have the option to authorize a proxy to vote your shares via the Internet. The website for authorizing a proxy is printed on your proxy card. Authorizing a proxy by Internet is available 24 hours per day until 11:59 p.m., Eastern Time, on May 7, 2013. As with telephone voting, you will be given the opportunity to confirm that your instructions have been properly recorded. IF YOU AUTHORIZE A PROXY VIA THE INTERNET, YOU DO NOT NEED TO RETURN YOUR PROXY CARD.

•	Authorize a Proxy by Mail. If you would like to authorize a proxy to vote your shares by mail, mark, sign and date your proxy card and return in the postage-paid envelope provided.

Authorizing a Proxy for Shares Registered in Street Name. If your shares of common stock are held in street name, you will receive instructions from your broker, bank or other nominee which you must follow in order to have your shares of common stock voted in accordance with your instructions. The broker, bank or other nominee for your shares is required to follow your voting instructions. Accordingly, you will need to follow the directions you receive from your broker, bank or other nominee. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give instructions to your broker, bank or other nominee, it will still be able to vote your shares with respect to certain “discretionary” items, but will not be allowed to vote your shares with respect to certain “non-discretionary” items. The ratification of KPMG LLP as our independent registered public accounting firm (proposal three) is considered to be a discretionary item under the NYSE rules and your broker, bank or other nominee will be able to vote on that item even if it does not receive instructions from you. The uncontested election of directors (proposal one) and the non-binding, advisory resolution on executive compensation (proposal two) are “non-discretionary” items. If you do not instruct your broker, bank or other nominee how to vote with respect to these items, it may not vote with respect to these proposals and those votes will be counted as “broker non-votes.” Broker non-votes are shares that are held in street name by a broker, bank or other nominee that returns a properly executed proxy but does not have discretionary authority to vote on a particular matter.

Quorum

The presence, in person or by proxy, of stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting constitutes a quorum for the transaction of business at the annual meeting. As of the record date, there were 196,026,149 shares of common stock outstanding and entitled to vote at the annual meeting. Votes withheld for director nominees, abstentions or broker non-votes will be counted for purposes of determining whether a quorum is present for the transaction of business at the annual meeting. If a quorum is not present at the scheduled time of the meeting, the chairman may adjourn the meeting to another place, date or time until a quorum is present. The place, date and time of the adjourned meeting will be announced when the adjournment is taken and no other notice will be given unless the adjournment is to a date more than 120 days after the original record date or if, after the adjournment, a new record date is fixed for the adjourned meeting.

Multiple Stockholders Sharing the Same Address

The rules of the Securities and Exchange Commission, or the SEC, allow for householding, which is the delivery of a single copy of an annual report and proxy statement to any address shared by two or more stockholders. Duplicate mailings can be eliminated by the consent of the household stockholders, or through implied consent if (1) it is believed that the stockholders are members of the same family, (2) the stockholders are notified that householding is to be used and (3) the stockholders do not request continuation of duplicate mailings. If you own shares of common stock in your own name as a holder of record, householding will not apply to your shares. If your shares of common stock are held in street name, depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to discontinue duplicate mailings to your address. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee.

If you wish to request extra copies free of charge of our annual report or proxy statement, please send your request to DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814, Attention: Corporate Secretary; or call us with your request at (240) 744-1150.

Other Matters

We are not currently aware of any other matters to be presented at the annual meeting other than those described in this proxy statement. If any other matters not described in the proxy statement are properly presented at the meeting, any proxies received by us will be voted in the discretion of the proxy holders.

Right to Revoke Proxy

You may revoke your proxy at any time before it has been exercised by:

•	filing a written revocation with our Corporate Secretary, c/o DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814;

•	authorizing a new proxy by telephone, Internet or proxy card after the date of the previously submitted proxy; or

•	appearing in person, revoking your proxy and voting by ballot at the annual meeting.

Any stockholder of record as of the record date attending the annual meeting may vote in person whether or not a proxy has been previously given, but the presence (without further action) of a stockholder at the annual meeting will not constitute revocation of a previously given proxy.

Other Information

For your review, our 2012 annual report, including a copy of our annual report filed with the SEC on Form 10-K (including financial statements for the fiscal year ended December 31, 2012), is being mailed to stockholders concurrently with this proxy statement. Although our annual report is not part of the proxy solicitation material, we recommend that you review our 2012 annual report prior to voting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD ON MAY 8, 2013:

Our proxy statement, form of proxy card and annual report on Form 10-K for the fiscal year ended December 31, 2012 are available at http://www.drhc.com/annual_meeting.html.

CORPORATE GOVERNANCE PRINCIPLES AND BOARD MATTERS

Our business is built on relationships — with our investors, with the global brand companies we utilize for our hotels and with the management companies who manage our hotels. We are committed to keeping our relationships strong by communicating openly about our business practices, being transparent about our performance and remaining accountable for our conduct. We take our commitments seriously.

At the core of these commitments, of course, is the role of our Board of Directors in overseeing the management of the Company’s business and affairs. We believe that an active, informed, independent and involved board is essential for ensuring our integrity, transparency and long-term strength. We believe that our Board of Directors embodies each of those characteristics. We have assembled a Board of Directors that is comprised of individuals with a wide breadth of experience including: a member with several decades of real estate experience; the retired chairman of Andersen Worldwide; a leading corporate lawyer; the former Chairman of a public lodging REIT and founder and chief executive officer of a private hotel investment company; and a retired chief executive officer, as well as our former Chief Executive Officer and our current Chief Executive Officer.

We follow through on our commitment by implementing what we believe are sound corporate governance practices, including:

Board Structure

•	All of the members of our Board of Directors are elected annually;

•	A majority of the members of our Board of Directors are independent of the Company and its management;

•	All members of the three standing committees of our Board of Directors (Audit, Compensation and Nominating and Corporate Governance) are independent of the Company and its management; and

•	The independent members of our Board of Directors, as well as each of the Committees, meet regularly without the presence of management.

Change of Control

•	We do not have a stockholder rights plan (i.e., “poison pill”); and

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We have opted out of the Maryland business combination and control share acquisition statutes and we may only opt back into such statutes with the affirmative vote of a majority of votes cast by stockholders entitled to vote generally for directors and the affirmative vote of a majority of continuing directors, meaning the initial directors and the directors whose nomination for election by the stockholders or whose election by the directors to fill vacancies is approved by a majority of continuing directors then serving as directors of the Company.

Stock Ownership Policies

•	We have adopted policies prohibiting the sale of our common stock by:

•	each non-executive member of our Board of Directors unless he or she owns a minimum amount of stock of the Company with a value of five times his or her annual fee for Board membership; and

•	our Chief Executive Officer and his three direct reports unless he or she owns stock of the Company with a value of four or three times his or her base salary, respectively.

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Previously, the threshold amount required in order for non-executive members of the Board of Directors to be permitted to sell common stock was three times his or her annual cash retainer. This amount was increased to five times each Director’s annual cash retainer at a meeting of the Board of Directors held during 2012.

Clawback Policy

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We have adopted a policy pursuant to which the Company would seek to recoup any incentive cash compensation paid to an executive based upon financial results that are later restated, and would have resulted in a lower incentive cash compensation award, where the executive engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated.

The Board of Directors and Its Committees

Board of Directors

We are managed under the direction of our Board of Directors. Our directors are: Daniel J. Altobello, Mark W. Brugger, W. Robert Grafton, Maureen L. McAvey, William W. McCarten, Gilbert T. Ray, Bruce D. Wardinski and John L. Williams. The Board of Directors appointed Mr. Wardinski to the Board of Directors on January 10, 2013, subject to his election at the 2013 annual meeting.

Mr. Williams is retiring as a director on our Board of Directors effective May 1, 2013, and also retiring as President and Chief Operating Officer of the Company effective May 1, 2013. Mr. McCarten is the Chairman of our Board of Directors and Mr. Grafton is our lead independent director. Each of our directors stands for election annually.

Director Independence. Our Board of Directors has adopted Guidelines on Significant Governance Issues (“Corporate Governance Guidelines”), which provide that a majority of our directors must be independent. In order to qualify as an “independent director” under our independence standards, a director must be “independent” within the meaning of the NYSE Corporate Governance Rules, which provide that our Board of Directors must determine whether a director has a material relationship with us (either directly or as a partner, stockholder or officer of an organization that has a relationship with us) and whether, within the past three years:

•	the director was employed by the Company (except on an interim basis);

•	an immediate family member of the director was an officer of the Company;

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the director or an immediate family member is a current partner of a firm that is our internal or external auditor; the director is a current employee of such a firm; the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice; or the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on our audit within that time;

•	the director or an immediate family member of the director was employed by a company when a present officer of the Company sat on that company’s compensation committee;

•	the director or an immediate family member received, during any 12-month period, more than $100,000 in compensation from the Company, other than director or committee fees or deferred compensation; or

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the director is an employee, or an immediate family member is an executive officer, of a company that makes payments to or receives payments from the Company which exceed the greater of $1 million or 2% of that company’s consolidated gross revenue over one fiscal year.

In addition, our Board of Directors considers, among other factors, whether the director, or an organization with which the director is affiliated, has entered into any commercial, consulting, or similar contracts with the Company; whether the director receives any compensation or other fees from the Company, other than director fees; whether the Director spent more time than is customary advising the executive officers of the Company; and whether we and/or any of our affiliates make substantial contributions to tax-exempt organizations with which the director, or the director’s spouse, is affiliated.

Our Board of Directors has determined that each of Messrs. Altobello, Grafton, Ray and Wardinski and Ms. McAvey is an “independent” director under our independence standards and under the NYSE Corporate Governance Rules. These five directors comprise a majority of our eight-member Board of Directors.

In addition, our Board of Directors determined that, within the past three years, Mr. McCarten satisfies each of the objective independence criteria set forth above and under the NYSE Corporate Governance Rules. Further, the Board of Directors considered certain other factors described above and determined that, among other things, Mr. McCarten does not spend more time than is customary advising the executive officers of the Company and that he has otherwise satisfied each of the additional criteria for establishing Director independence.

Meetings. Our Board of Directors met six times during 2012. Each of our directors for 2012 attended at least 75% of the meetings of our Board of Directors. We expect each of our directors to attend our annual meeting of stockholders in person unless doing so would be impracticable due to unavoidable conflicts. In 2012, all of our directors attended our annual meeting of stockholders.

Directors who qualify as being “non-management” within the meaning of the NYSE Corporate Governance Rules meet on a regular basis in executive sessions without management participation. The executive sessions occur after each regularly scheduled meeting of our entire Board of Directors and at such other times that our non-management directors deem appropriate. Each director has the right to call an executive session. The executive sessions are chaired by Mr. Grafton, the lead director of our Board of Directors.

Committees

Our Board of Directors has established an Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee and has adopted a written charter for each committee. A copy of each of our Audit Committee charter, Compensation Committee charter and Nominating and Corporate Governance Committee charter is available on our website at http://www.drhc.com under the heading “Corporate Governance” and subheading “Board Committees and Charters.” These charters are also available in print to any stockholder upon written request addressed to Investor Relations, c/o DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.

Our Board of Directors may from time to time establish special or standing committees to facilitate the management of DiamondRock or to discharge specific duties delegated to the committee by our full Board of Directors.

Audit Committee. Our Audit Committee, pursuant to its written charter, assists our Board of Directors in its oversight of (i) our accounting and financial reporting processes; (ii) the integrity and audits of our financial statements; (iii) our compliance with legal and regulatory requirements; (iv) the qualifications, independence and performance of our independent auditors; and (v) the performance of our internal audit function.

Our Audit Committee is comprised of five of our independent directors: W. Robert Grafton (Chairman), Daniel J. Altobello, Maureen L. McAvey, Gilbert T. Ray and Bruce D. Wardinski. Mr. Wardinski became a member of the Audit Committee on January 10, 2013. Each member of our Audit Committee is “independent” as that term is defined by the SEC and the NYSE. Our Board of Directors determined that each of Messrs. Altobello, Grafton and Wardinski qualifies as an “audit committee financial expert” as that term is defined under the rules of the SEC. In accordance with the SEC’s safe harbor relating to audit committee financial experts, a person designated or identified as an audit committee financial expert will not be deemed an “expert” for purposes of federal securities laws. In addition, such designation or identification does not impose on such person any duties, obligations or liabilities that are greater than those imposed on such person as a member of the Audit Committee or Board of Directors in the absence of such designation or identification and does not affect the duties, obligations or liabilities of any other member of the Audit Committee or Board of Directors.

Our Audit Committee met four times during 2012 and each of the members of the Audit Committee in 2012 attended at least 75% of the meetings of the Audit Committee.

The Report of our Audit Committee is included in this proxy statement.

Nominating and Corporate Governance Committee. Our Nominating and Corporate Governance Committee, pursuant to its written charter, is responsible for, among other things: (i) identifying and recommending qualified individuals to become members of our Board of Directors and the appointment of members to its various committees; (ii) overseeing the annual performance evaluation of our Board of Directors; and (iii) developing and recommending to our Board of Directors a set of corporate governance guidelines and policies and a code of business conduct and ethics, and periodically reviewing and recommending any changes to such guidelines and code.

Our Nominating and Corporate Governance Committee is comprised of five of our independent directors: Gilbert T. Ray (Chairman), Daniel J. Altobello, W. Robert Grafton, Maureen L. McAvey and Bruce D. Wardinski. Mr. Wardinski became a member of the Nominating and Corporate Governance Committee on January 10, 2013. Our Nominating and Corporate Governance Committee met five times during 2012 and each of the members of the Nominating and Corporate Governance Committee in 2012 attended at least 75% of the meetings of the Nominating and Corporate Governance Committee.

Compensation Committee. Our Compensation Committee, pursuant to its written charter, among other things, (i) reviews and approves corporate goals and objectives relevant to chief executive officer compensation, evaluates the chief executive officer’s performance in light of those goals and objectives, and determines and approves the chief executive officer’s compensation levels based on its evaluation, (ii) reviews and approves or makes recommendations to our Board of Directors with respect to the compensation for our other executive officers and non-employee directors and (iii) is responsible for recommending a successor chief executive officer to our Board of Directors if that position becomes or is expected to become vacant. Our Compensation Committee has the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of the chief executive officer or other executive officer compensation.

Our Compensation Committee is comprised of five of our independent directors: Daniel J. Altobello (Chairman), W. Robert Grafton, Maureen L. McAvey, Gilbert T. Ray and Bruce D. Wardinski. Mr. Wardinski became a member of the Compensation Committee on January 10, 2013. Our Compensation Committee met five times during 2012 and each of the members of our Compensation Committee in 2012 attended at least 75% of the meetings of our Compensation Committee.

The Report of our Compensation Committee is included in this proxy statement.

Consideration of Director Nominees

Stockholder Recommendations. Stockholders of record of DiamondRock may recommend candidates for inclusion by our Board of Directors in the slate of nominees that our Board of Directors recommends to stockholders. Our Nominating and Corporate Governance Committee’s current policy is to review and consider any director candidates who have been recommended by stockholders in compliance with the procedures established from time to time by our Nominating and Corporate Governance Committee and set forth in its charter. All stockholder recommendations for director candidates must be submitted to our Corporate Secretary at DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814, who will forward all recommendations to our Nominating and Corporate Governance Committee. We did not receive any stockholder recommendations for director candidates for election at our 2013 annual meeting. All stockholder recommendations for director candidates for election at our 2014 annual meeting of stockholders must be submitted to our Corporate Secretary not less than 120 calendar days prior to the anniversary of the date on which the Company’s proxy statement was released to our stockholders in connection with the previous year’s annual meeting and must include the following information:

•	the name and address of record of the stockholder;

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a representation that the stockholder is a record holder of our securities or, if the stockholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

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the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed director candidate;

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a description of the qualifications and background of the proposed director candidate which addresses the minimum qualifications and other criteria for Board of Directors membership as approved by our Board of Directors from time to time and set forth in the Nominating and Corporate Governance Committee charter;

•	a description of all arrangements or understandings between the stockholder and the proposed director candidate;

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the consent of the proposed director candidate (1) to be named in the proxy statement relating to our annual meeting of stockholders and (2) to serve as a director if elected at such annual meeting; and

•	any other information regarding the proposed director candidate that is required to be included in a proxy statement filed pursuant to the rules of the SEC.

Stockholders also have the right to directly nominate director candidates, without any action or recommendation on the part of our Nominating and Corporate Governance Committee or our Board of Directors by following the procedures set forth in the Bylaws of the Company and described in the section titled “Stockholder Nominations of Directors.”

Board of Directors Membership Criteria. Our Board of Directors has established criteria for Board of Directors membership. These criteria include the following specific, minimum qualifications that our Nominating and Corporate Governance Committee believes must be met by a nominee for a position on our Board of Directors, including that the nominee shall:

•	have the highest personal and professional integrity;

•	have demonstrated exceptional ability and judgment; and

•	be most effective, in conjunction with the other nominees to our Board of Directors, in collectively serving the long-term interests of our stockholders.

In addition to the minimum qualifications for each nominee set forth above, our Nominating and Corporate Governance Committee will recommend director candidates to the full Board of Directors for nomination, or present director candidates to the full Board of Directors for consideration, to help ensure that:

•	a majority of our Board of Directors will be “independent” as defined by the NYSE Corporate Governance Rules;

•	each of our Audit, Compensation and Nominating and Corporate Governance Committees will be comprised entirely of independent directors; and

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at least one member of our Audit Committee will have such experience, education and other qualifications necessary to qualify as an “audit committee financial expert” as defined by the rules of the SEC.

Identifying and Evaluating Nominees. Our Nominating and Corporate Governance Committee may solicit recommendations for director nominees from any or all of the following sources: non-management directors, our chairman and chief executive officer, other executive officers, third-party search firms or any other source it deems appropriate.

Our Nominating and Corporate Governance Committee will review and evaluate the qualifications of any proposed director candidate whom it is considering or who has been recommended to it by a stockholder in compliance with our Nominating and Corporate Governance Committee’s procedures for that purpose, including conducting inquiries into the background of proposed director candidates. In identifying and evaluating proposed director candidates, our Nominating and Corporate Governance Committee may consider, in addition to the minimum qualifications for Board of Directors membership approved by our Board of Directors, all facts and circumstances that it deems appropriate or advisable including, among other things, the skills of the proposed director candidate, his or her depth and breadth of business experience, his or her independence and the needs of our Board of Directors. Other than circumstances in which we are legally required by contract or otherwise to provide third parties with the right to nominate directors, our Nominating and Corporate Governance Committee will evaluate all proposed director candidates that it considers or who have been properly recommended to it by a stockholder based on the same criteria and in substantially the same manner, with no regard to the source of the initial recommendation of the proposed director candidate.

Criteria and Diversity. In considering whether to recommend any candidate for inclusion in our Board of Directors’ slate of recommended director nominees, including candidates recommended by stockholders, our Nominating and Corporate Governance Committee will apply the minimum criteria set forth above as well as the Board membership criteria set forth in our Corporate Governance Guidelines. We do not have a formal diversity policy. However, our Corporate Governance Guidelines provide that our Nominating and Corporate Governance Committee, when recommending to our Board of Directors the types of skills and characteristics required of Board members, should consider such factors as relevant experience, intelligence, independence, commitment, compatibility with the Board culture, prominence, diversity, understanding of our business and such other factors as the Nominating and Corporate Governance Committee deems relevant. Our Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees. Our Nominating and Corporate Governance Committee may therefore consider a broad range of factors related to the qualifications and background of nominees, which is not limited only to diversity. Pursuant to our Corporate Governance Guidelines, our Nominating and Corporate Governance Committee will confer with our full Board of Directors as to the criteria it intends to apply before a search for a new director is commenced.

Board Leadership Structure. Pursuant to our Corporate Governance Guidelines, our Board of Directors has not established a fixed policy as to whether the roles of Chief Executive Officer and Chairman of our Board of Directors should be separate. Our Corporate Governance Guidelines permit our Board of Directors to determine whether it is best for the Company that these roles be combined or separated at a given point in time. Our Board of Directors believes that it is in the best interests of the Company that the roles of Chief Executive Officer and Chairman be separated in order for the individuals appointed to each position to focus on their primary role. Our Chief Executive Officer, Mr. Brugger, is responsible for setting the strategic direction for the Company and the day-to-day leadership and performance of the Company, while Mr. McCarten, our Chairman, provides guidance to our Chief Executive Officer, presides over meetings of our full Board of Directors and, together with the lead director, sets the agenda for meetings of the Board of Directors. In the future, our Board of Directors may determine that it would be in the best interests of the Company to combine the roles of Chairman and Chief Executive Officer.

Our Corporate Governance Guidelines provide that our Board of Directors will adopt a “lead director” structure where one independent director is selected to serve as an interface between the Chief Executive Officer and our Board of Directors. Mr. Grafton is our lead director. The lead director is the presiding director when our Board of Directors meets in executive session. In addition, our lead director’s duties include assisting our Board of Directors in assuring compliance with, and implementation of, our Corporate Governance Guidelines, coordinating the agenda for, and moderating sessions of, our Board’s independent directors and acting as principal liaison between our independent directors and our Chief Executive Officer on certain issues.

The Board’s Role in Risk Oversight. Our Board of Directors plays an important role in the risk oversight of the Company. Our Board of Directors is involved in risk oversight through its direct decision-making authority with respect to significant matters and the oversight of management by the Board of Directors and its committees. Our Board of Directors (or the appropriate committee in the case of risks that are under the purview of a particular committee) administers its risk oversight function by receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal, regulatory, strategic and reputational risks. In addition, our Board of Directors administers its risk oversight function through the required approval by our Board of Directors (or a committee thereof) of significant transactions and other decisions, including, among others, acquisitions and dispositions of properties, new borrowings, significant capital expenditures, refinancings and the election and retention of DiamondRock’s senior management. There is also direct oversight of specific areas of the Company’s business by the Compensation, Audit and Nominating and Corporate Governance Committees and regular periodic reports from the Company’s auditors and other outside consultants regarding various areas of potential risk, including, among others, those relating to the qualification of DiamondRock as a “real estate investment trust” for tax purposes and DiamondRock’s internal controls and financial reporting. Our Board of Directors also relies on management to bring significant matters impacting DiamondRock to its attention. As part of its charter, our Audit Committee oversees our policies with respect to risk assessment and risk management.

Risk Considerations in our Compensation Program. Our Compensation Committee regularly considers whether our compensation program encourages our executives to prudently manage enterprise risk. DiamondRock’s leadership and culture encourage long-term stockholder value creation, not short-term stockholder-value maximization. We evaluate performance based on both quantitative and qualitative factors and review not only “what” is achieved, but also “how” it is achieved. Consistent with our long-term focus, we do not believe that any of our compensation policies and practices for our named executive officers or any other employee encourage excessive risk-taking. In fact, many elements of our executive compensation program serve to mitigate excessive risk-taking. For example, we provide what we believe to be a balanced mix of base salary, annual cash incentives and long-term equity grants. Our base salary provides a guaranteed level of income that does not vary with performance. We balance incentives tied to short-term annual performance with equity incentives for which value is earned over a multiple-year period. In this way, our executives are motivated to consider the impact of decisions over the short, intermediate, and long terms. Long-term incentive compensation is provided through the use of full-value shares and awards based on total stockholder return, which encourage our executives to maintain as well as increase stockholder value. A significant portion of the long-term executive compensation is tied to the Company’s performance measured over a three-year period. Our clawback policy and stock ownership policies further mitigate risk. We have not granted stock options for several years. For more information regarding our compensation program, see the section titled “Compensation Discussion and Analysis.”

Communications with our Board of Directors

If you wish to communicate with any of our directors or our Board of Directors as a group, you may do so by writing to them at [Name(s) of Director(s)/Board of Directors of DiamondRock Hospitality Company], c/o Corporate Secretary, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.

If you wish to contact our Audit Committee to report complaints or concerns regarding accounting, internal accounting controls or auditing matters, you may do so by writing to the Chairman of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814. In addition, you may do so online at http://www.drhc.com/whistleblowerPolicies.html. You are welcome to make any such reports anonymously, but we prefer that you identify yourself so that we may contact you for additional information if necessary or appropriate.

If you wish to communicate with our non-management directors as a group, you may do so by writing to Non-Management Directors of DiamondRock Hospitality Company, c/o Corporate Secretary, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.

We recommend that all correspondence be sent via certified U.S. mail, return receipt requested. All correspondence received by the Corporate Secretary will be forwarded by the Corporate Secretary promptly to the addressee(s).

Other Corporate Governance Matters

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics, or our Code of Ethics, relating to the conduct of our business by our employees, executive officers and directors. Day-to-day responsibility for administering and interpreting our Code of Ethics has been delegated by our Board of Directors to our general counsel, who is also our compliance officer.

Our Code of Ethics contains compliance procedures, allows for the anonymous reporting of a suspected violation of our Code of Ethics and specifically forbids retaliation against any officer or employee who reports suspected misconduct in good faith. The provisions of our Code of Ethics may only be waived or amended by our Board of Directors or, if permitted, a committee of our Board of Directors. Such waivers or amendments must be promptly disclosed to our stockholders in accordance with applicable laws and rules and regulations of the NYSE. We intend to disclose any amendments to our Code of Ethics, as well as any waivers for executive officers, on our website.

A copy of the Code of Ethics is available on our website at http://www.drhc.com under the heading “Corporate Governance” and subheading “Corporate Governance Charters.” A copy of our Code of Ethics is also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.

Corporate Governance Guidelines

Our Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on our website at http://www.drhc.com under the heading “Corporate Governance”, under the subheading “Corporate Governance Charters” and under the document entitled “Guidelines on Significant Governance Issues.” Our Corporate Governance Guidelines are also available, without charge, in print to any stockholder upon written request addressed to Investor Relations, DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.

Conflicts of Interest

Our Code of Ethics contains a conflicts of interest policy to reduce potential conflicts of interest. Our conflicts of interest policy provides that any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the compliance officer, who must then notify our Board of Directors or a committee of our Board of Directors. Actual or potential conflicts of interest involving a director, executive officer or the compliance officer should be disclosed directly to our Chairman of our Board of Directors and the Chairperson of our Nominating and Corporate Governance Committee. A “conflict of interest” occurs when a director’s, officer’s or employee’s personal interest interferes with our interests.

Maryland law provides that a contract or other transaction between a corporation and any of the corporation’s directors or any other entity in which that director is also a director or has a material financial interest is not void or voidable solely on the grounds of the common directorship or interest, the fact that the director was present at the meeting at which the contract or transaction is approved or the fact that the director’s vote was counted in favor of the contract or transaction, if:

•

the fact of the common directorship or interest is disclosed or known to the board of directors or a committee of the board of directors, and the board of directors or that committee authorizes, approves or ratifies the contract or transaction by the affirmative vote of a majority of the disinterested directors, even if the disinterested directors constitute less than a quorum;

•

the fact of the common directorship or interest is disclosed to stockholders entitled to vote on the contract or transaction, and the contract or transaction is authorized, approved or ratified by a majority of the votes cast by the stockholders entitled to vote on the matter, other than the votes of shares owned of record or beneficially by the interested director, corporation, firm or other entity; or

•	the contract or transaction is fair and reasonable to the corporation.

Succession Policy

Our Board of Directors has adopted a succession policy for the Chief Executive Officer to cover emergency and other possible occurrences resulting in a vacancy in the position of Chief Executive Officer. Under this policy, our Compensation Committee is responsible to recommend to our full Board of Directors, in the event of an emergency, an interim Chief Executive Officer and to lead the search for a permanent Chief Executive Officer after the interim position has been filled or when there is sufficient time to fill the position when our Compensation Committee is aware that the position will become vacant for a reason other than an emergency.

DIRECTOR COMPENSATION

The following chart summarizes the compensation earned by our non-employee directors in 2012. Directors who are employees receive no separate compensation for being members of our Board of Directors:

Director Compensation

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards(2) ($)	All Other Compensation ($)(3)	Total ($)
William W. McCarten	187,500	65,000	—	252,500
(Chairman)

W. Robert Grafton	87,500	65,000	1,464	153,964
(Lead Director & Audit Committee Chairperson)

Daniel J. Altobello	77,500	65,000	4,790	147,290
(Compensation Committee Chairperson)

Maureen L. McAvey	62,500	65,000	—	127,500
(Director)

Gilbert T. Ray	72,500	65,000	—	137,500
(Nominating and Governance Committee Chairperson)

(1)	Mr. Wardinski is not included in this table because he was not a member of the Board of Directors in 2012. Messrs. Brugger and Williams are not included in this table because they were employees of the Company in 2012 and thus received no separate compensation for services as directors.
(2)	The amounts set forth in this column represent the grant-date fair value of equity awards to our non-employee directors. Each non-employee director was granted 6,052 fully vested shares of common stock on May 3, 2012. Such shares had a market value of $65,000 on such date, based on the closing price for shares of our common stock on the NYSE on such day. The fair market value of such shares was recognized as compensation expense on the grant date.

The non-employee directors are permitted to elect to defer the receipt of the annual unrestricted stock award. Those non-employee directors who elect to defer such awards were instead granted an award of deferred stock units. The deferred stock units will be settled in shares of stock in a lump sum six months after the director ceases to be a member of our Board of Directors. Messrs. Grafton and Ray and Ms. McAvey elected to receive deferred stock units and Messrs. McCarten and Altobello elected to receive shares of common stock.

(3)	Reimbursement for lodging, meals, parking and certain other expenses at one of our hotels or at a hotel and resort managed or franchised by Marriott, Starwood or Hilton.

Cash Compensation

We compensate our directors through an annual retainer as opposed to per meeting fees. We have structured their compensation in this manner in order to simplify and clarify director compensation as each of our three standing committees was comprised of the same four independent directors in 2012 and often a meeting might discuss matters involving the area of responsibility of more than one committee. In July of each year, our Compensation Committee reviews the compensation of our non-employee directors.

In July 2012, our Compensation Committee once again engaged Frederic W. Cook & Co., Incorporated (“F.W. Cook”), an independent consultant, to conduct a study of compensation paid to non-executive chairmen of comparable public companies. Based on this review, two changes to the program were made effective July 1, 2012:

•

The annual cash retainer for Board service was increased by $5,000 (from $60,000 to $65,000) effective July 1, 2012. Therefore, the cash retainer paid was $30,000 for the six months ended June 30, 2012, and $32,500 for the six months ended December 31, 2012.

•

The additional annual retainer for Mr. McCarten for service as non-executive Chairman of the Board was reduced by $50,000 (from $150,000 to $100,000, annually) effective July 1, 2012. Therefore, the additional retainer paid to Mr. McCarten was $75,000 for the six months ended June 30, 2012, and $50,000 for the six months ended December 31, 2012. Our Compensation Committee determined the additional annual retainer of $100,000 to Mr. McCarten to be consistent with his responsibilities as a non-executive Chairman and within the median range for lodging REITs and comparably-sized non-lodging REITs in our competitive set.

The additional retainers for Committee Chairs and the Lead Director remain unchanged.

The following chart reflects the annual cash retainers paid to our non-employee directors in 2012.

Name(1)	Annual Fee for Board Membership	Annual Fee for Committee Chairs & Lead Director	Total Cash Fees Paid
William W. McCarten	$62,500	$125,000	$187,500
(Chairman)

W. Robert Grafton(2)	$62,500	$25,000	$87,500
(Lead Director & Audit Committee Chairperson)

Daniel J. Altobello	$62,500	$15,000	$77,500
(Compensation Committee Chairperson)

Maureen L. McAvey	$62,500	$—	$62,500
(Director)

Gilbert T. Ray	$62,500	$10,000	$72,500
(Nominating and Governance Committee Chairperson)

(1)	Mr. Wardinski is not included in this table because he was not a member of the Board of Directors in 2012.
(2)	The additional annual retainer for the Lead Director is $10,000 and the additional annual retainer for the Audit Committee Chair is $15,000.

Equity Compensation

As part of their regular annual compensation, each of our non-employee directors receives a grant of fully vested shares of common stock each year. The non-employee directors may elect to defer the receipt of the annual fully vested stock award. Those non-employee directors who elect to defer such awards will instead be granted an award of deferred stock units and the deferred stock units will be settled in shares of common stock in a lump sum six months after the director ceases to be a member of our Board of Directors. On May 3, 2012, we issued (i) 6,052 shares of common stock to each of those directors electing to receive the equity award and (ii) 6,052 deferred stock units to each of those directors electing to defer the equity award, both of which had a value of $65,000, based on the closing stock price for our common stock on the NYSE on such day. Based on the review of director compensation conducted in July 2012 by F.W. Cook, the annual equity grant value was increased from $65,000 to $70,000, to be effective at the 2013 annual meeting.

Expenses and Perquisites

We reimburse our directors for their reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or its committees or attending continuing professional education classes.

In addition, each of the members of our Board of Directors is entitled to reimbursement for up to $10,000 per annum of lodging, meals, parking and certain other expenses at all of our hotels as well as at other hotels and resorts. The purpose of this policy is to encourage our Directors to visit our hotels, and hotels similar to ours, in order to maintain and enhance their knowledge of our portfolio and the lodging industry. All of such reimbursement was considered taxable income to the director who stayed at the hotel or resort and is disclosed in the “All Other Compensation” column of the chart entitled “Director Compensation.”

Stock Ownership Policy for Directors

Under our stock ownership policy, an ownership target is set for each of our non-employee directors. The ownership target establishes, on an annual basis, the number of shares each non-employee director should hold of Company stock. If a non-employee director holds less than the ownership target, he or she is restricted from selling any shares of Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the issuance of Company stock from equity compensation grants, and except for shares that the director has purchased on the open market.

We count towards this minimum equity ownership policy owned shares and deferred stock units. The ownership target for a non-employee director is determined by multiplying the annual fee for Board membership for that year by five and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($9.33 per share for 2013). Each of our non-employee directors (other than Mr. Wardinski) holds shares in excess of his or her 2013 ownership target. Mr. Wardinski holds shares below the ownership target because he was appointed to the Board of Directors on January 10, 2013 and has not had sufficient time to accumulate shares equal to his ownership target.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our “named executive officers” for 2012 were: Mark W. Brugger, Chief Executive Officer; John L. Williams, President and Chief Operating Officer; Sean M. Mahoney, Executive Vice President and Chief Financial Officer; and William J. Tennis, Executive Vice President and General Counsel.

Our executive compensation program has been designed to meet the following objectives:

•	to be straightforward, transparent and market-based;

•	to create proper incentives for our executive team to achieve corporate and individual performance objectives and maximize long-term stockholder value; and

•	to comply with sound corporate governance practices.

Our executive compensation program consists primarily of base salary, annual cash incentive compensation opportunities and annual long-term equity incentive grants.

Company Highlights

In 2012, the overall lodging industry profited from the continuing recovery in lodging fundamentals and our high-quality hotel portfolio proved to be well-positioned to benefit from the larger industry’s success.

We realized several significant accomplishments in 2012, including:

•	We successfully completed the acquisitions of five hotels for approximately $525 million.

•	We sold four hotels for total proceeds of over $300 million.

•	We raised approximately $275 million through offerings of our common stock in July 2012.

•	We amended and restated our $200 million senior unsecured revolving credit facility to lower its borrowing rate, increase its financial flexibility and extend the term for one year.

•	We closed on a $170 million non-recourse loan secured by the Lexington Hotel in New York City.

•	We closed on a $74 million non-recourse loan secured by the Westin Washington D.C. City Center.

2012 Compensation Highlights

Highlighted below are the key components of our executive compensation programs and the rationale for the decisions made with respect to our executive compensation program for the named executive officers for 2012:

Compensation Component	Description and Purpose		Process/Highlights

Base Salary	•	Minimum level of fixed compensation necessary to attract and retain executive talent.	•	Executive base salaries are reviewed in the fourth quarter each year.

	•	Salaries are set based on a variety of factors including competitive market data, scope of the individual’s role in the organization, the individual’s level of experience, and individual performance and potential.	•	Refer to the subsection entitled “Base Salary” under the discussion of “Compensation Elements” for a three-year history of base salaries for the named executive officers.

Annual Cash Incentive Compensation	• • •

Performance-based cash incentives that reward achievement of performance objectives tied to the Company’s annual business plan as well as achievement of individual performance goals.

A range of earnings opportunity, expressed as percentages of base salary and corresponding to three levels of performance (threshold, target and maximum), is established for each executive. Actual bonuses depend on achievement relative to the corporate and individual performance objectives.

In 2012, 70% of each executive’s bonus was based on Adjusted Funds From Operations (AFFO) per share, 25% was based on individual objectives, and 5% was based on our hotel market share performance.

			•	In 2012, our AFFO per share was $0.75 resulting in a payout of 147% of target for this component. Our hotel market share performance resulted in a payout of 87% of target for this component.
•

Each individual executive performed well and surpassed many of their individual objectives. However, given our total stockholder return relative to our hotel REIT peers, the Committee limited each executive’s bonus to the target level for achievement of individual performance goals. In addition, the Committee utilized its discretion to reduce the actual bonus payout for Messrs. Brugger and Williams to 50% of the earned amount in consideration of our total stockholder return relative to our hotel REIT peers.

			•	Refer to the subsection entitled “Cash Incentive Compensation Program” under the discussion of “Compensation Elements” for more detail.

Long-Term Incentive Compensation	• •

Our 2012 long-term incentive program consisted of grants of restricted stock and market stock units (MSUs) intended to align the interests of our executives with those of stockholders, reward executives for increases in stockholder value over a multiple-year period, and support executive retention objectives.

MSUs are earned three years from the date of grant, subject to the achievement of certain levels of total stockholder return. Restricted stock vests in three equal annual installments.

• •

Generally, we target paying approximately half of each executive’s total compensation in the form of equity.

Consistent with prior year grants, the grants made in March 2012 were 75% in the form of restricted stock and 25% in the form of MSUs. MSUs vest three years from the date of grant, subject to the achievement of certain levels of total stockholder return, which could result in shares issued ranging from 0% to 150% of the MSUs granted.

			•	We have redesigned our long-term incentive program, effective for 2013. In March 2013, 50% of the long-term incentive award was granted in the form of performance stock units (PSUs), which vest at the end of three years. The number of shares of common stock actually earned when the PSUs vest is subject to the achievement of certain levels of total stockholder return relative to total stockholder return of a peer group. Restricted stock comprises the other 50% of the long-term incentive award, which vests ratably over three years.

			•	Refer to the subsection entitled “Long-Term Incentive Compensation” under the discussion of “Compensation Elements” for more detail.

Benefits and Limited Perquisites	•	Named executive officers participate in the same benefits plans as all other employees.	•	There were no changes to our benefits policies in 2012.

	•	In addition, Messrs. Brugger and Williams, as members of our Board of Directors, are entitled to reimbursement of up to $10,000 of lodging, meals, parking and certain other expenses at all of our hotels and at other hotels and resorts. See “Director Compensation.”

Compensation Policies and Corporate Governance Highlights

Our executive compensation program incorporates the following best practices:

•

The vast majority of our executives’ total compensation opportunity is awarded both through our cash incentive compensation program, which rewards our executives for achieving our annual budget and other corporate and individual objectives, and our annual equity award program, where the ultimate value of the awards is tied to our ability to maximize long-term stockholder value.

•	We have not guaranteed our executives any minimum cash incentive payments. In the event of poor performance, the executives could receive no cash incentive compensation for the year.

•

Executives receive a significant portion of their compensation in the form of equity. Our equity awards are designed to be total stockholder return vehicles, rewarding our executive officers for both share price appreciation as well as dividends. For 2013, we changed our long-term incentive compensation program for our executives to have 50% of the award granted in performance stock units, which are based on our performance relative to a peer group over a three-year period. In 2012 and prior years, 25% of the equity awards was entirely dependent on achieving certain levels of total stockholder return.

•

We require our executives to accumulate and hold a meaningful amount of stock. Our stock ownership policy, along with our equity compensation program, helps ensure that a significant portion of each of our executives’ net worth is tied to the value of our stock aligning the interests of our executives with those of our stockholders.

•

We do not provide perquisites to executives that are not otherwise provided to all employees, except that Mr. Brugger and Mr. Williams, who are also members of our Board of Directors, are entitled to reimbursement of up to $10,000 per annum of lodging, meals, parking and certain other expenses at all of our hotels and at other hotels and resorts.

•	Our Compensation Committee retains an independent compensation consultant to advise on Executive and Director Compensation.

•	Our Compensation Committee regularly reviews the Company’s incentive compensation plans to ensure they are designed to create and maintain stockholder value and do not encourage excessive risk.

•	The Company has a clawback policy to recover amounts inappropriately paid in the event of a restatement of our financial statements

•	Our programs are designed to be financially efficient from tax, accounting, cash flow and share dilution perspectives.

Compensation Committee Procedures, Compensation Consultant, Input of Named Executive Officers on Compensation and Stockholder Advisory Resolution

Our Compensation Committee is responsible for determining the amount and composition of compensation paid to our Chief Executive Officer and all other executive officers. Our Compensation Committee exercises its independent discretion in reviewing and approving the executive compensation program as a whole, as well as specific compensation levels for each executive officer.

In determining executive compensation for fiscal year 2012, our Compensation Committee considered the overwhelming stockholder support for the “say-on-pay” proposal received at the 2012 annual meeting of stockholders. As a result, the Compensation Committee continued to apply the same effective principles and philosophy it has used in previous years in determining executive compensation and will continue to consider stockholder concerns and feedback in the future.

Independent Consultant

F.W. Cook advises our Compensation Committee on compensation program design and the amounts we should pay to our executives. They provide our Compensation Committee with information on executive compensation trends, best practices and advice for potential improvements to the executive compensation program. F.W. Cook also advises our Compensation Committee on the design of the compensation program for non-employee directors. F.W. Cook does no work for management, receives no compensation from the Company other than for its work in advising our Compensation Committee, and maintains no other economic relationships with the Company. Our Compensation Committee concluded that the work of F.W. Cook did not raise any conflict of interest. As part of the process of assessing the effectiveness of the Company’s compensation programs, F.W. Cook receives input from our Chief Executive Officer regarding the Company’s strategic goals and the manner in which the compensation plans should support these goals.

Annual Process

In the fourth quarter of each year, our Compensation Committee reviews the total compensation of each of our executive officers for the prior year, including an estimate of the incentive plan compensation for the prior year, a summary of all executive severance agreements and a calculation of potential change-in-control costs. Our Compensation Committee, at this meeting, also reviews appropriate compensation studies and surveys.

For each of the named executive officers other than himself, Mr. Brugger makes a compensation recommendation to our Compensation Committee and our Compensation Committee considers these recommendations in setting the compensation for the three other named executive officers. Following that review, our Compensation Committee sets an appropriate base salary for the executive officers along with target bonuses and equity awards for the following year.

Subsequent to the end of the year, once the financial results for the prior year are available and the annual budget for the current year is finalized, our Compensation Committee finalizes performance bonuses for the prior year, the structure of the current year annual cash incentive compensation program and the amount and structure of the long-term incentive awards.

We believe our programs are effectively designed and working well in alignment with the interests of our stockholders and are instrumental to achieving our business strategy. Other than as discussed below with respect to the change in our long-term incentive compensation program, we do not believe the compensation structure for our named executive officers in 2013 will change materially from 2012.

Use of Competitive Sets

Each year, our Compensation Committee conducts a review of the executive compensation program in terms of both design and compensation levels. This includes a competitive analysis of our compensation practices versus those of our peers with a focus on other lodging REITs and, to a lesser extent, non-lodging REITs. Our primary competitive set is comprised of seven lodging-focused, self-managed REITs. We typically review the executive compensation practices at Host Hotels & Resorts, Inc. (NYSE: HST), but we exclude this information from our competitive set as HST is substantially larger than us. We confirm that our compensation levels are in line with the overall market by evaluating our compensation against a secondary competitive set comprised of eleven similarly-sized self-managed, non-lodging REITs which invest in a variety of assets, including office, apartment and retail properties.

The REITs in each competitive set are:

Lodging REIT Competitive Set

	Ticker Symbol	Market Capitalization (as of December 31, 2012)(1)
Ashford Hospitality Trust	AHT	$716 million
Felcor Lodging Trust	FCH	$580 million
LaSalle Hotel Properties	LHO	$2.2 billion
Pebblebrook Hotel Trust	PEB	$1.4 billion
RLJ Lodging	RLJ	$2.1 billion
Strategic Hotels and Resorts, Inc.	BEE	$1.3 billion
Sunstone Hotel Investors, Inc.	SHO	$1.4 billion

Non-Lodging REIT Competitive Set

	Ticker Symbol	Market Capitalization (as of December 31, 2012)(1)
Colonial Properties Trust	CLP	$1.9 billion
DCT Industrial	DCT	$1.7 billion
EPR Properties	EPR	$2.2 billion
Equity One	EQY	$2.5 billion
Healthcare Realty Trust	HR	$2.1 billion
Medical Properties Trust	MPW	$1.6 billion
National Retail Properties	NNN	$3.4 billion
Omega Healthcare Investors, Inc.	OHI	$2.7 billion
Post Properties	PPS	$2.7 billion
Tanger Factory Outlet Centers	SKT	$3.2 billion
Washington REIT	WRE	$1.7 billion

(1)	Our market capitalization as of December 31, 2012 was $1.8 billion.

In 2012, F.W. Cook conducted a competitive analysis of executive compensation levels against our competitive sets to assist our Compensation Committee in making compensation decisions with respect to target pay opportunities for our executives for 2012. As we target our total compensation to be competitive with that of our competitive sets, we seek to ensure that approximately half of the compensation paid to our executives is in the form of equity; as a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to members of our competitive sets. We generally attempt to pay base salaries at levels competitive with that of our competitive sets.

Our executives’ actual compensation for 2012 compared to the 2011 compensation from our competitive sets is as follows:

Lodging REIT Competitive Set

Executive	Benchmark	Base Salary	Annual Cash Incentive	Equity	Total Compensation
Mr. Brugger	Chief Executive Officer	4th of 8	7th of 8	7th of 8	7th of 8
Mr. Williams	Chief Operating Officer(1)	2nd of 6	4th of 6	3rd of 6	2nd of 6
Mr. Mahoney	Chief Financial Officer	4th of 8	3rd of 8	7th of 8	6th of 8
Mr. Tennis	General Counsel(1)	4th of 4	3rd of 4	4th of 4	4th of 4

(1)	Certain of the companies included in the Lodging REIT and Non-Lodging REIT Competitive Sets do not publicly report compensation for a Chief Operating Officer or General Counsel.

Non-Lodging REIT Competitive Set

Executive	Benchmark	Base Salary	Annual Cash Incentive	Equity	Total Compensation
Mr. Brugger	Chief Executive Officer	4th of 12	10th of 12	3rd of 12	6th of 12
Mr. Williams	Chief Operating Officer	2nd of 8	7th of 8	8th of 8	7th of 8
Mr. Mahoney	Chief Financial Officer	6th of 12	5th of 12	8th of 12	7th of 12
Mr. Tennis	General Counsel	2nd of 4	2nd of 4	1st of 4	1st of 4

Combined Competitive Sets

Executive	Benchmark	Base Salary	Annual Cash Incentive	Equity	Total Compensation
Mr. Brugger	Chief Executive Officer	50th-75th Percentile	< 25th Percentile	50th-75th Percentile	25th-50th Percentile
Mr. Williams	Chief Operating Officer	> 75th Percentile	< 25th Percentile	< 25th Percentile	25th-50th Percentile
Mr. Mahoney	Chief Financial Officer	25th-50th Percentile	50th-75th Percentile	< 25th Percentile	25th-50th Percentile
Mr. Tennis	General Counsel	25th-50th Percentile	25th-50th Percentile	25th-50th Percentile	25th-50th Percentile

The tables above reflect our relative ranking in actual compensation for 2012 versus peer group data for 2011. However, the Committee primarily uses the competitive data to set prospective target pay opportunities. Actual compensation may be above or below these targets, based on actual performance. For example, cash bonuses earned for 2012 were below target for Messrs. Brugger and Williams, and above target for Messrs. Mahoney and Tennis. Furthermore, the realized value of equity compensation will likely vary from the target value depending on our stockholder return performance. With respect to target pay opportunities:

•

Our Compensation Committee concluded that, in light of Mr. Brugger’s extensive experience in lodging, real estate, and public companies, his total compensation, and each of the major elements of his compensation, for 2012 should be targeted near the median in each of the various competitive sets.

•

In general, our Compensation Committee believes the competitive data for Mr. Williams is less relevant because few of our competitors have an officer with similar responsibilities as Mr. Williams (i.e., responsible for both acquisitions and operations). Our Compensation Committee believes that Mr. Williams’ target pay opportunity was appropriate in light of his responsibilities.

•

Our Compensation Committee concluded that, in light of Mr. Mahoney’s experience, each of the major elements of Mr. Mahoney’s compensation, as well as his total compensation, for 2012 should be targeted near the median in each of the various competitive sets.

•

Target pay opportunities for Mr. Tennis were set with reference to the market data, but also taking into consideration his experience in the lodging industry. Our Compensation Committee believes that Mr. Tennis’ target compensation opportunity is appropriate in light of his responsibilities and significant knowledge gained over his two decades of experience in the lodging industry.

Stockholder Advisory Resolution

During our 2012 Annual Meeting, stockholders were provided the opportunity to cast votes to approve a non-binding advisory resolution on executive compensation (a “say-on-pay” proposal).

We recommended that stockholders vote in favor of the say-on-pay proposal. Approximately 91% of stockholders voting at the 2012 Annual Meeting voted to approve the non-binding advisory resolution on executive compensation.

Compensation Elements

Our compensation program seeks to promote our compensation philosophy and objectives through an appropriate mix of four core elements of compensation:

1.	base salary;

2.	cash incentive compensation program;

3.	long-term incentive compensation; and

4.	benefits and limited perquisites.

1.	Base Salary

We review our executives’ base salaries annually in the fourth quarter of each calendar year.

Our primary compensation philosophy is to target our total compensation to be competitive with that of our competitive sets and to ensure that approximately half of the compensation paid to our senior executives is in the form of equity. As a result, our executives’ cash compensation may be targeted at a level below or above the median cash compensation paid to members of our competitive sets. During our annual compensation review, we generally attempt to set the base salaries within the range of base salaries paid to members of our competitive sets. However, we adjust base salaries to reflect each executive’s assigned responsibilities, relevant level of experience and individual performance compared to other members of the competitive sets.

The base salaries for 2013, 2012 and 2011 are as follows:

	2013	2012	2011
Mark W. Brugger	$725,000	$725,000	$650,000
John L. Williams	$545,000	$545,000	$525,000
Sean M. Mahoney	$386,000	$375,000	$350,000
William J. Tennis	$340,000	$330,000	$315,000

For the calendar year 2013, our Compensation Committee determined that it was appropriate to increase Mr. Mahoney’s base salary and Mr. Tennis’ base salary by approximately 3% because of their increased experience. Our Compensation Committee also determined to make no change to the salaries of Mr. Brugger and Mr. Williams. The respective base salaries for Messrs. Brugger, Mahoney and Tennis remain in the median range of the lodging REIT competitive set.

2.	Cash Incentive Compensation Program

We maintain an annual cash incentive compensation program pursuant to which our executive officers are eligible to earn cash bonuses based upon their achievement of certain objective corporate goals as well as certain individual goals set by our Compensation Committee at the beginning of that fiscal year. To date, no cash incentive compensation has been paid to our executives other than in accordance with this program.

The performance measures and weightings established by our Compensation Committee for 2012 under our cash incentive compensation program are set forth below.

Components of Cash Incentive Compensation Program	Weighting	Actual Achievement
Adjusted Funds From Operations per share (AFFO per share)(1)	70%	$0.75 per share
Hotel Market Share Performance	5%	43%
Achievement of certain individual performance objectives	25%	Target

(1)	We compute the AFFO component of the cash incentive program by adjusting Funds From Operations (or FFO), which we calculate in accordance with the standards established by NAREIT, for certain non-cash items. Refer to “Non-GAAP Financial Measures” in Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the year ended December 31, 2012. In addition, the Budget AFFO per share excludes the income tax provision and corporate bonus expense.

The annual incentive opportunity ranges for 2012 and the actual cash incentive compensation earned and paid for 2012 performance as a percentage of base salary were as follows:

	2012 Cash Incentive Opportunity			2012 Cash Incentive – Earned		2012 Cash Incentive – Actual Payout
	Threshold	Target	Maximum	% Base Salary	$ Value	% Base Salary	$ Value
Mark W. Brugger	50%	100%	200%	132.01%	$957,105	66.01%	$478,553
John L. Williams	40%	80%	160%	105.61%	$575,583	52.81%	$287,792
Sean M. Mahoney	40%	80%	160%	105.61%	$396,043	105.61%	$396,043
William J. Tennis	33%	66%	132%	87.13%	$287,528	87.13%	$287,528

In making the final determination of the appropriate bonus to pay to the Chief Executive Officer and the President, the Compensation Committee takes into account the approved compensation plan as well as additional factors, such as the accomplishment of strategic objectives and the competitive performance of the Company. While the Company performed well relative to the 2012 corporate budget and accomplished all of its strategic priorities for 2012 as set forth by the Board of Directors, the total stockholder return of the Company in 2012 relative to the competitive sets was not as strong as in prior years. As a consequence, our Compensation Committee used its discretion to reduce the 2012 cash incentive compensation of Mr. Brugger and Mr. Williams by 50% of the amount that would have been earned pursuant to our cash incentive compensation program.

In early 2013, our Compensation Committee determined to maintain the 2012 design of the annual cash incentive program with the weightings of AFFO per share, Hotel Market Share Performance, and achievement of individual performance objectives at 70%, 5%, and 25%, respectively. After reviewing the competitive market data provided by F.W. Cook, the Committee adjusted Mr. Brugger’s 2013 target bonus to 120% of base salary and Mr. Tennis’ 2013 target bonus to 80% of base salary.

AFFO Per Share

The AFFO component of our cash incentive compensation program is determined by calculating how well the Company performed against the AFFO target, which is based on the 2012 Budget approved by our Board of Directors. For 2012, our Compensation Committee determined that the weighting of the AFFO component would be 70%. The following table illustrates the threshold, target, and maximum AFFO per share objectives for the 2012 cash incentive program.

Performance Level	AFFO/Share		Cash Incentive Payout (as % of Target)
<Threshold	<$	0.60	0%
Threshold		$0.60	50%
Target		$0.70	100%
Maximum		$0.81	200%

For performance that falls between threshold and the target or between the target and maximum, bonuses are calculated based on a linear interpolation for achievement in between each of those performance levels, with the maximum that a named executive officer could earn being 200% of the target. In 2012, the senior executives earned 147% of target under this component based on AFFO per share of $0.75.

Hotel Market Share Performance

The Hotel Market Share Performance component of our cash incentive compensation program is based on the achievement of established goals for each hotel’s market penetration relative to its respective competitive set, as measured by Smith Travel Research, a third party research firm. This component incents the management team to focus on relative performance of the hotel regardless of the economic environment. For each of the 23 hotels we owned on January 1, 2012 that achieved the market share penetration goal, the executives earned 1/23 of the maximum opportunity for this component of their bonus. In 2012, ten of the 23 achieved their market share penetration goal; therefore, the senior executives earned eighty-seven percent of target (forty-three percent of maximum) for this component.

Individual Performance Objectives

Twenty-five percent of each executive’s annual cash incentive is based on achievement of individual objectives. Our Compensation Committee established individual objectives for each of the executive officers, which objectives varied by individual depending on their specific responsibilities.

The executive officers shared several common objectives in 2012. These common objectives were to achieve the 2012 budget, maintain conservative leverage and reduce outstanding balances on the Company’s unsecured credit facility, complete at least one hotel acquisition to improve portfolio quality and one disposition, focus on hotel cost containment, increase hotel EBITDA margins, manage the bankruptcy proceeding related to the Allerton Hotel in order to achieve a good outcome for the Company, begin the process of converting the Lexington Hotel to become a member of Marriott’s “Autograph Collection” and complete an analysis of the capital needs of the Chicago Marriott.

The other objectives were personal to each executive officer and varied based upon the executive’s position and responsibilities as they related to the Company’s overall business plan. A summary of each executive’s objectives are as follows:

•

Mr. Brugger’s objectives primarily involved providing leadership in achieving the Company’s 2012 objectives, implementing a strategic plan for the Company that was established by our Board of Directors prior to 2012, ensuring that the proper resources are in place, focusing the Company’s associates on accomplishing the top priorities and ensuring that the Company maintains a conservative balance sheet.

•

Mr. Williams’ objectives primarily involved identifying and acquiring hotels that are a strategic fit for the Company, successfully completing dispositions of certain of the Company’s hotels, developing a process for evaluating, planning and implementing capital expenditure programs for several of the Company’s hotels, and controlling costs and asset managing the Company’s hotels in order to achieve the budgets for each hotel within targets established by our Board of Directors.

•

Mr. Mahoney’s objectives primarily involved maintaining the leverage targets established by our Board, completing the financing of the Lexington Hotel New York, continuing the professional development of himself and his direct reports, managing the Company’s investor relations and evaluating corporate-level opportunities.

•

Mr. Tennis’ objectives primarily involved advising senior management on, and managing the process for, all hotel acquisitions, dispositions and other transactions, overseeing the Allerton Hotel legal proceedings, entering into the franchise agreement for the Lexington Hotel New York brand conversion and assessing and advising on the Company’s corporate governance policies, risk management policies and executive compensation.

Our Compensation Committee requested that each of the executives prepare a report summarizing individual achievements relative to individual business objectives, and our Compensation Committee asked our Chief Executive Officer to provide his assessment of each officer and a self-assessment of his own performance. Following the review of the reports and a detailed discussion with our Chief Executive Officer regarding each of the other officers, our Compensation Committee concluded that each of the executives substantially completed all of the individual objectives and that each executive earned a target payout for the individual component of each executive’s bonus.

3.	Long-Term Incentive Compensation

Generally, we target paying approximately half of each executive’s total compensation in the form of equity. However, our Compensation Committee determines, in its sole discretion, the actual amount of equity to be awarded to our executive officers each year reflecting our performance in the prior year, individual performance and competitive levels of long-term incentive compensation among our competitive sets. We generally grant equity awards annually in March. We grant equity awards to align the interests of our executives with those of our stockholders, and to create incentives for our executives to protect and grow shareholder value, including through maintenance and growth of our dividend. Our executive officers are not guaranteed any minimum number of shares of restricted stock or other equity grants.

Types of Awards. Since our formation, we have mainly issued shares of restricted stock. From 2010 to 2012, based on a recommendation from F.W. Cook, we have granted an award to each executive officer that consisted of 75% restricted stock and 25% market stock units, or MSUs. Each of these types of awards is described in more detail below.

•

Restricted Stock. Our restricted stock awards generally vest in three equal annual installments from the date of grant. For awards granted in 2010, all dividends on unvested shares were reinvested in additional shares of restricted stock and such additional shares are received only when the underlying restricted shares vest. Beginning in 2011, we revised the awards so that all dividends on unvested shares accrue and are paid out only when the underlying restricted shares vest.

•

Market Stock Units. MSUs are restricted stock units that are earned three years from the date of grant, subject to the achievement of certain levels of total stockholder return over the performance period (the “Performance Period”). At the end of the Performance Period the actual number of MSUs earned is converted to shares of common stock based on the closing stock price on the vesting date. The Performance Period for MSUs granted in 2010 ended on February 27, 2013, the Performance Period for MSUs granted in 2011 will end on February 27, 2014 and the Performance Period for MSUs granted in 2012 will end on February 27, 2015. We do not pay current dividends on the shares of common stock underlying the MSUs; instead, the dividends are effectively “re-invested” as each of the executive officers is credited with an additional number of MSUs that have a fair market value (based on the closing stock price on the day the dividend is paid) equal to the amount of the dividend that would have been awarded for those shares.

Each executive officer is granted a target number of MSUs which is adjusted to reflect dividends paid during the Performance Period (the “Target Award”). The actual number of MSUs that will be earned, if any, is equal to the Target Award multiplied by a conversion ratio. The conversion ratio is calculated by dividing (a) the 30-day average closing price of our common stock on the last day of the Performance Period plus dividends paid by (b) the 30-day average closing price of our common stock on the grant date. The Target Award is then multiplied by the conversion ratio. The maximum payout to an executive officer under an award is equal to 150% of the Target Award and no shares are earned if the conversion ratio is less than 50%.

Our Compensation Committee decided to incorporate MSUs into our long-term incentive program in an effort to create stronger pay-for-performance alignment. Our Compensation Committee has evaluated several long-term incentive alternatives over the years to determine a mix that best supports our objectives and is effective for us, given our REIT structure. Our Compensation Committee determined that traditional stock options were not an effective long-term incentive vehicle for us because they only reward stock price appreciation and they do not reward value creation in the form of a dividend. As a REIT, a significant portion of our total stockholder return is provided in the form of a dividend. Our Compensation Committee believes that MSUs, which enable incentives tied to total stockholder return (not just share price appreciation), also provide additional pay-for-performance “leverage” (i.e., greater sensitivity to changes in stockholder return). As compared to time-based restricted stock, MSUs provide increased reward for positive total stockholder return, and decreased reward for negative stockholder return.

•

Changes for 2013. In December 2012, the Compensation Committee, in consultation with F.W. Cook, modified the long-term incentive compensation program. The 2013 long-term incentive awards will consist of 50% performance stock units (“PSUs”) designed to tie the long-term incentive compensation of our executive officers to performance relative to our peers and 50% restricted stock awards. Market Stock Units will no longer be issued. PSUs provide our executive officers the opportunity to earn shares of common stock subject to the achievement of certain levels of total stockholder return relative to the total stockholder return of a peer group over a three-year performance period. The actual number of shares of common stock which may be earned depending upon the achievement of the performance goals for the PSUs ranges from 0% to 150%.

4.	Perquisites and other benefits

We have not implemented a pension or a nonqualified deferred compensation program and we have very limited perquisites. Subject to certain limitations, Messrs. Brugger and Williams, as members of our Board of Directors, are entitled to reimbursement of up to $10,000 of lodging, meals, parking and certain other expenses at all of our hotels and at other hotels.

Our named executive officers, along with all of our employees on a non-discriminatory basis, receive: (i) health and dental insurance with the Company paying 100% of the premiums, (ii) a $200,000 group term life insurance policy, and (iii) long-term and short-term disability coverage. We maintain a retirement savings plan for all of our employees under section 401(k) of the Code. All of our employees, including our named executive officers, benefit from the same company matching formula.

Severance Agreements

In March 2007, we entered into severance agreements with each of our executive officers other than Mr. Tennis and in December 2009 we entered into a severance agreement with Mr. Tennis. Prior to entering into these severance agreements, our Compensation Committee reviewed the severance agreements and policies as well as the employment contracts for the eight largest lodging self-managed REITs that were then currently SEC reporting companies. In addition, F.W. Cook reviewed the proposed severance agreements on behalf of our Compensation Committee and provided advice on current market practices and emerging best practices regarding severance agreements. Our Compensation Committee also engaged its own legal counsel to represent the Company in the negotiation of the severance agreements with management.

The severance agreements provide each named executive officer with certain severance benefits if his employment ends under certain circumstances. We believe that the severance agreements will benefit us by helping to retain the executives and by allowing them to focus on their duties without the distraction of the concern for their personal situations in the event of a termination of their employment, especially in connection with a possible change in control of the Company. Further detail regarding the severance agreements is provided as part of the Senior Executive Compensation Summary below.

Discussion of Certain Compensation Policies

Stock Ownership Policy for Senior Executives

We believe that it is important to align the interests of senior management with those of our stockholders. As one concrete step to ensure such alignment, we have a stock ownership policy for each of our senior executive officers, which is similar to the stock ownership policy for our non-executive directors.

Under our stock ownership policy, an ownership target is set for each of our named executive officers. The ownership target establishes, on an annual basis, the number of shares each covered executive should hold of Company stock. If an executive holds less than the ownership target, he or she is restricted from selling any Company stock until such time as he or she holds shares in excess of the ownership target, except as needed to pay personal taxes related to the vesting of equity compensation awards, and except for shares which the executive has purchased on the open market.

We count towards this ownership target only those shares that are owned by an executive, including shares purchased or awarded under our equity compensation program to the extent that such shares are fully vested and otherwise continue to be owned by the executive. The ownership target for an executive is determined by calculating a multiple (4 in the case of the Chief Executive Officer and 3 in the case of all other executive officers) of that executive’s base salary for the year and then dividing that result by the average closing price of the Company’s common stock during the first 10 trading days of the same calendar year ($9.33 per share for 2013). Each of our executives (except Mr. Tennis) holds shares in excess of his 2013 ownership target. Mr. Tennis, who has not sold any shares, holds shares below the ownership target because he joined the Company in early 2010 and has not had sufficient time to accumulate shares equal to his ownership target.

Clawback Policy

Our Board of Directors has adopted a policy that, in the event of a restatement of our financial results, our Board of Directors will review all cash incentive plan compensation that was paid to the named executive officers on the basis of having met or exceeded specific performance targets for performance periods. If the bonuses paid pursuant to such cash incentive program compensation would have been lower had the bonuses been calculated based on such restated results, it is the policy of our Board of Directors to seek to recoup, for the benefit of the Company, the portion of the excess cash incentive program compensation that was received by any individual executive who engaged in fraud, intentional misconduct or illegal behavior in connection with the financial results that were restated. Notwithstanding anything stated or implied in the foregoing, our Board of Directors will, in its reasonable business judgment, decide whether to pursue such recoupment from an individual based on those factors that our Board of Directors believes to be reasonable.

Tax Deductibility of Executive Compensation

Section 162(m) of the Code limits the deductibility on DiamondRock’s tax return of compensation over $1 million to certain of our corporate officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our stockholders. Because DiamondRock is a real estate investment trust that generally does not pay corporate income taxes, the loss of deductibility of compensation does not have a significant adverse impact on us. In 2012, $4.8 million was not deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

The undersigned members of our Compensation Committee of the Board of Directors of DiamondRock Hospitality Company submit this report in connection with our review of the Compensation Discussion and Analysis section of this Proxy Statement for the fiscal year ended December 31, 2012.

The Compensation Committee notes that we have oversight responsibilities only. We rely without independent verification on the information provided to us and on the representations made by management. Accordingly, our oversight does not provide an independent basis to determine whether the Compensation Discussion and Analysis section of this Proxy Statement is accurate and complete. We also note that management has the primary responsibility for the preparation of the Compensation Discussion and Analysis section of this Proxy Statement.

We, however, have reviewed the Compensation Discussion and Analysis and have discussed it with management; and in reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the Compensation Discussion and Analysis section of this Proxy Statement be included in this Proxy Statement.

Submitted by the Compensation Committee

Daniel J. Altobello, Chairman
W. Robert Grafton
Maureen L. McAvey
Gilbert T. Ray Bruce D. Wardinski

SENIOR EXECUTIVE COMPENSATION SUMMARY

The following table sets forth the compensation paid for the last three years to our Chief Executive Officer, our Chief Financial Officer and each of the two other named executive officers. The four individuals set forth below were all of our named executive officers through December 31, 2012.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards (1)($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation(2)($)	Total ($)
Mark W. Brugger	2012	725,000	2,000,000	478,553	42,489	3,246,042
Chief Executive Officer	2011	650,000	2,000,000	648,587	37,290	3,335,877
	2010	600,000	1,500,000	870,750	37,046	3,007,796

John L. Williams	2012	545,000	850,000	287,792	54,000	1,736,792
President and Chief Operating Officer	2011	525,000	850,000	419,087	40,756	1,834,843
	2010	525,000	850,000	609,525	36,715	2,021,240

Sean M. Mahoney	2012	375,000	660,000	396,043	39,864	1,470,907
Executive Vice President and Chief Financial Officer	2011	350,000	550,000	279,391	26,623	1,206,014
	2010	305,000	500,000	354,105	37,046	1,196,151

William J. Tennis	2012	330,000	500,000	287,528	38,298	1,155,826
Executive Vice President and General Counsel	2011	315,000	500,000	207,448	24,020	1,046,468
	2010	305,000	500,000	295,088	27,972	1,128,060

(1)	Represents the aggregate grant date fair value of the awards made in each fiscal year as computed in accordance with FASB ASC Topic 718. These amounts do not correspond to the actual value that may be recognized by each named executive officer. The assumptions used in determining the grant date fair values of the equity awards are set forth in Note 7 to our consolidated financial statements, which are included in our Annual Report on Form 10-K for the year ended December 31, 2012. The amounts reported under this column include restricted stock awards and grants of market stock units, or MSUs, which are described above under the heading “3. Long-Term Incentive Compensation.” The values reported for the MSUs are based on the probable outcome of the performance condition being achieved. The grant date fair value of the MSUs assuming that the highest level of performance will be achieved would be as follows for each of the named executive officers: Mr. Brugger — $750,000; Mr. Williams — $318,750; Mr. Mahoney — $247,500; and Mr. Tennis — $187,500.
(2)	All other compensation represents the employer 401(k) match, health insurance premiums, life and disability insurance premiums and reimbursement of certain compensatory payments to our executive officers and, for those officers who are also directors, vacations at hotels either owned by us or other hotels. In addition to the Perquisites and Other Benefits set forth below, Mr. Brugger and Mr. Williams received certain travel benefits in 2012 of less than $10,000 each.

The following chart sets forth the perquisites and all other benefits received by our executive officers over the last three years.

		Perquisites	Other Benefits
		Hotel Reimbursement	401-K Employer Match	Health Insurance Premium	Life and Disability Insurance Premiums
Mark W. Brugger	2012	$—	$17,000	$21,170	$1,694
	2011	$—	$16,500	$19,726	$1,064
	2010	$—	$16,500	$19,470	$1,076
John L. Williams	2012	$—	$22,500	$22,335	$2,119
	2011	$—	$22,000	$17,692	$1,064
	2010	$—	$22,000	$13,639	$1,076
Sean M. Mahoney	2012	n/a	$17,000	$21,170	$1,694
	2011	n/a	$5,833	$19,726	$1,064
	2010	n/a	$16,500	$19,470	$1,076
William J. Tennis	2012	n/a	$21,524	$15,079	$1,694
	2011	n/a	$5,250	$17,706	$1,064
	2010	n/a	$12,234	$14,752	$986

Grants of Plan-Based Awards

(For the year ended December 31, 2012)

Name	Date of Compensation Committee Meeting	Grant Date	Estimated Future Payouts Under Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive PlanAwards(2)			All Other Stock Awards
									Number of Shares of Stock	Number of Securities	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)(3)	Underlying Options (#)	Awards ($/Sh)	Awards ($)(4)
Mark W. Brugger	2-21-2012	3-5-2012	362,500	725,000	1,450,000	—	—	—	—	—	—	—
	2-21-2012	3-5-2012	—	—	—	—	—	—	152,439	—	—	1,500,000
	2-21-2012	3-5-2012	—	—	—	22,441	44,883	67,324	—	—	—	500,000
John L. Williams	2-21-2012	3-5-2012	218,000	436,000	872,000	—	—	—	—	—	—	—
	2-21-2012	3-5-2012	—	—	—		—	—	64,787	—	—	637,500
	2-21-2012	3-5-2012	—	—	—	9,537	19,075	28,612	—	—	—	212,500
Sean M. Mahoney	2-21-2012	3-5-2012	150,000	300,000	600,000	—	—	—	—	—	—	—
	2-21-2012	3-5-2012	—	—	—	—	—	—	50,305	—	—	495,000
	2-21-2012	3-5-2012	—	—	—	7,405	14,811	22,216	—	—	—	165,000
William J. Tennis	2-21-2012	3-5-2012	108,900	217,800	435,600	—	—	—	—	—	—	—
	2-21-2012	3-5-2012	—	—	—	—	—	—	38,110	—	—	375,000
	2-21-2012	3-5-2012	—	—	—	5,610	11,221	16,831	—	—	—	125,000

(1)	At a compensation committee meeting held on February 20, 2013, we awarded each of our named executive officers, pursuant to the 2012 cash incentive compensation program, the following amounts: Mr. Brugger — $478,553; Mr. Williams — $287,792; Mr. Mahoney — $396,043; and Mr. Tennis — $287,578. These amounts are reported as “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table.
(2)	Represents MSU awards. See “3. Long-Term Incentive Compensation” above for a description of the MSU awards.
(3)	Represents restricted stock awards.
(4)	Represents the grant date fair value of the MSU awards as determined in accordance with FASB ASC Topic 718 using the Monte Carlo simulation method.

Outstanding Equity Awards

(As of December 31, 2012)

Name	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Excercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Plan ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested(2) (#)	Market Value of Shares or Units of Stock That Have Not Vested(4) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(3) (#)	Equity Incentive Plan Awards: Market or Payout Value Of Unearned Shares, Units or Other Rights That Have Not Vested(4) ($)
Mark W. Brugger	64,199	—	12.59	March 4, 2018	285,861	2,572,749	114,495	1,030,455
John L. Williams	64,199	—	12.59	March 4, 2018	128,179	1,153,611	54,915	494,235
Sean M. Mahoney	20,770	—	12.59	March 4, 2018	89,751	807,759	36,244	326,196
William J. Tennis	—	—	—	—	75,401	678,609	32,302	290,718

(1)	All outstanding SARs are fully vested.
(2)	The restricted stock awards vest on the following schedule:

	Date of Grant	Number of Shares or Units Remaining to Vest	Vesting Date
Mark W. Brugger
	March 3, 2010	47,215 shares	February 27, 2013
	March 4, 2011	43,103 shares	February 27, 2013
	March 4, 2011	43,104 shares	February 27, 2014
	March 5, 2012	50,813 shares	February 27, 2013
	March 5, 2012	50,813 shares	February 27, 2014
	March 5, 2012	50,813 shares	February 27, 2015

	Date of Grant	Number of Shares or Units Remaining to Vest	Vesting Date
John L. Williams
	March 3, 2010	26,754 shares	February 27, 2013
	March 4, 2011	18,319 shares	February 27, 2013
	March 4, 2011	18,319 shares	February 27, 2014
	March 5, 2012	21,596 shares	February 27, 2013
	March 5, 2012	21,596 shares	February 27, 2014
	March 5, 2012	21,595 shares	February 27, 2015
Sean M. Mahoney
	March 3, 2010	15,739 shares	February 27, 2013
	March 4, 2011	11,853 shares	February 27, 2013
	March 4, 2011	11,854 shares	February 27, 2014
	March 5, 2012	16,768 shares	February 27, 2013
	March 5, 2012	16,768 shares	February 27, 2014
	March 5, 2012	16,769 shares	February 27, 2015
William J. Tennis
	March 3, 2010	15,739 shares	February 27, 2013
	March 4, 2011	10,776 shares	February 27, 2013
	March 4, 2011	10,776 shares	February 27, 2014
	March 5, 2012	12,703 shares	February 27, 2013
	March 5, 2012	12,703 shares	February 27, 2014
	March 5, 2012	12,704 shares	February 27, 2015

(3)	Represents MSU awards, which are described at “3. Long-Term Incentive Compensation” above. The units reported are based on the stock performance multiplier at December 31, 2012, which is 109.7% of target for the 2010 awards, 77.8% of target for the 2011 awards and 86.4% for the 2012 awards.
(4)	Calculated using $9.00 per share, our stock price on the NYSE as of the close of trading on December 31, 2012.

Option Exercises and Stock Vested

(For the year ended December 31, 2012)

	Stock Awards(1)
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting
Mark W. Brugger	278,957	$2,864,888
John L. Williams	151,970	$1,560,732
Sean M. Mahoney	90,469	$929,117
William J. Tennis	26,151	$268,571

(1)	The number of shares acquired on vesting and the value of those shares do not reflect the withholding of shares to satisfy federal and state income tax withholdings.

We have omitted tabular information regarding pension benefits and nonqualified deferred compensation as we do not maintain any pension or deferred compensation plans.

Severance Agreements

Pursuant to the severance agreements in place with each of our named executive officers, each of them will be entitled to receive cash severance benefits under his severance agreement if we terminate such executive’s employment without cause or such executive resigns with good reason. These severance agreements have so-called “double triggers” as the executives are not entitled to receive any cash severance benefits if, following a change of control, they remain in their position or they resign without demonstrating good reason. If the executive officers are entitled to receive cash severance benefits, they will receive a lump sum payment equal to three times, with respect to Mr. Brugger, or two times, with respect to each of the other executive officers, the sum of (x) his then current base salary and (y) his target bonus under our annual cash incentive compensation program.

In addition, if we terminate such executive’s employment without cause or such executive resigns with good reason, or if the executive dies or becomes disabled, the executive (or his family) will be entitled to (i) a pro-rated bonus for the year of termination under our cash incentive program at target, (ii) continued life, health and disability insurance coverage for himself, his spouse and dependents for eighteen months and (iii) the immediate vesting of any unvested portion of any restricted stock award and any MSUs previously issued to the executive. Although the executive can retain his MSUs, he will not receive any payment until the end of the performance period and the amount paid will be paid based on actual performance. In addition, SARs and DERs may be exercised by the holder, or his estate, until the expiration dates of the SARs and DERs. Following a change in control, if an executive is terminated without cause or resigns for good reason, the SARs and DERs may continue to be exercised until the earlier of the expiration date of the instrument or the fifth anniversary of the vesting. Upon a change in control, regardless of whether there has been a termination of employment, the Company will determine the number of MSUs earned based on stock performance immediately prior to the change in control.

In the event that the executive retires and has been designated as an eligible retiree by our Board of Directors, the executive will be eligible to continue to vest in any outstanding unvested restricted stock awards and MSUs, but the executive will not receive any cash severance or any continued life, health, or disability coverage for himself or his spouse or dependents.

For the agreements entered into prior to 2009, in the event that the severance benefits described above are paid in connection with a change in control of the Company and deemed “excess parachute payments” under Section 280G of the Code, the executives, may be eligible to receive a tax “gross up” payment equal to the additional taxes, if any, imposed on the executive under Section 4999 of the Code in respect of such excess parachute payments. This excise tax gross up is available only to the extent that the value of the severance benefits payable to an executive equals or exceeds 110% of the maximum amount the executive could have received without being subject to any excise tax under Section 4999 of the Code (the “safe harbor”). In the event that the value of the severance benefits payable to an executive is subject to the excise tax but does not equal or exceed 110% of the “safe harbor”, the amount of the severance benefits will be reduced to an amount that does not trigger excise taxes. For Mr. Tennis’ agreement, no excise tax gross-up protection is provided.

The following table sets forth a summary of our payment obligations pursuant to the severance agreements:

Termination as a Result of
	Terminated For Cause or Resigned Without Good Reason(1)(2)	Death or Disability	Terminated without Cause or Resigned with Good Reason(1)(2)		Retirement(3)
Pro-rated cash incentive plan compensation at target	No	Yes	Yes		Yes
Cash severance	No	No	Yes		No
Continued medical and dental benefits	No	Yes	Yes		No
Continued vesting of restricted stock	No	No	No		Yes
Full and immediate vesting of restricted stock and MSUs	No	Yes	Yes		Yes
Modified tax-gross up	N.A.	N.A.	Yes	(4)	N.A

(1)	“Cause” shall mean a determination by our Board of Directors in good faith that any of the following events have occurred: (i) indictment of the executive of, or the conviction or entry of a plea of guilty or nolo contendere by the executive to, any felony or misdemeanor involving moral turpitude (and in the case of Mr. Tennis, failure to be admissible as a member of the bar of any state); (ii) the executive engaging in conduct which constitutes a material breach of a fiduciary duty or duty of loyalty, including without limitation, misappropriation of our funds or property other than the occasional, customary and de minimis use of our property for personal purposes; (iii) the executive’s willful failure or gross negligence in the performance of his assigned duties, which failure or gross negligence continues for more than 15 days following the executive’s receipt of written notice of such willful failure or gross negligence from our Board of Directors; (iv) any act or omission of the executive that has a demonstrated and material adverse impact on our reputation for honesty and fair dealing or any other conduct of the executive that would reasonably be expected to result in material injury to our reputation; or (v) willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by us to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials.
(2)	“Good Reason” for termination shall mean the occurrence of one of the following events, without the executive’s prior written consent: (i) a material diminution in the executive’s duties or responsibilities or any material demotion from the executive’s current position with us, including, without limitation: (A) if the executive is the Chief Executive Officer (or CEO), either discontinuing his direct reporting to our Board of Directors or a committee thereof or discontinuing the direct reporting to the CEO by each of the senior executives responsible for finance, legal, acquisition and operations or (B) if the executive is not the CEO, discontinuing the executive reporting directly to the CEO; (ii) if the executive is a member of our Board of Directors, our failure to nominate the executive as one of our directors; (iii) a requirement that the executive work principally from a location outside the 50-mile radius from our current address, except for required travel on our business to the extent substantially consistent with the executive’s business travel obligations as of the date of the agreement; (iv) failure to pay the executive any compensation or benefits or to honor any indemnification agreement to which the executive is entitled within 15 days of the date due; or (v) the occurrence of any of the following events or conditions in the year immediately following a change in control: (A) a reduction in the executive’s annual base salary or annual cash incentive plan opportunity as in effect immediately prior to the change in control; (B) the failure by us to obtain an agreement, reasonably satisfactory to the executive, from any of our successors or assigns to assume and agree to adopt the severance agreement for a period of at least two years from the change in control.
(3)	“Retirement” shall mean a retirement by the executive if the executive has been designated as an eligible retiree by our Board of Directors, in its sole discretion.
(4)	The excise tax gross-up is only applicable if the executive is terminated without cause or resigns for good reason following a change in control. Mr. Tennis is not entitled to receive the excise tax gross up.

The following chart sets forth the cost that we would have incurred if one of the executives were terminated as of December 31, 2012 under the terms of our severance agreements, assuming a stock price of $9.00, the closing market price on the NYSE on December 31, 2012:

Cost of Termination under Severance Agreements(1)

	Cash Severance	Pro-Forma Target Bonus for Year of Termination	Continued Medical and Dental Benefits(2)	Value of Unvested Shares(3)	Value of Unvested MSUs(4)	Cost of Excise Tax Gross Up(5)	Total Cost of Termination
Terminated For Cause or Resigned without Good Reason
Mark W. Brugger	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
John L. Williams	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
Sean M. Mahoney	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—
William J. Tennis	$—	$—	$—	100% forfeited	100% forfeited	n.a.	$—

							$—
Terminated without Cause or Resigned with Good Reason (without a change of control)
Mark W. Brugger	$4,350,000	$725,000	$34,296	$2,657,610	$1,030,455	n.a.	$8,797,361
John L. Williams	$1,962,000	$436,000	$36,681	$1,189,677	$494,235	n.a.	$4,118,593
Sean M. Mahoney	$1,350,000	$300,000	$34,296	$833,108	$326,196	n.a.	$2,843,600
William J. Tennis	$1,095,600	$217,800	$25,160	$699,825	$290,718	n.a.	$2,329,103

							$18,088,657
Terminated without Cause or Resigned with Good Reason (following a change of control)
Mark W. Brugger	$4,350,000	$725,000	$34,296	$2,657,610	$1,030,455	$—	$8,797,361
John L. Williams	$1,962,000	$436,000	$36,681	$1,189,677	$494,235	$—	$4,118,593
Sean M. Mahoney	$1,350,000	$300,000	$34,296	$833,108	$326,196	$—	$2,843,600
William J. Tennis	$1,095,600	$217,800	$25,160	$699,825	$290,718	n.a.	$2,329,103

							$18,088,657
Death or Disability
Mark W. Brugger	$—	$725,000	$34,296	$2,657,610	$1,030,455	n.a.	$4,447,361
John L. Williams	$—	$436,000	$36,681	$1,189,677	$494,235	n.a.	$2,156,593
Sean M. Mahoney	$—	$300,000	$34,296	$833,108	$326,196	n.a.	$1,493,600
William J. Tennis	$—	$217,800	$25,160	$699,825	$290,718	n.a.	$1,233,503

							$9,331,057
Retirement
Mark W. Brugger	$—	$725,000	$—	$2,657,610	$1,030,455	n.a.	$4,413,065
John L. Williams	$—	$436,000	$—	$1,189,677	$494,235	n.a.	$2,119,912
Sean M. Mahoney	$—	$300,000	$—	$833,108	$326,196	n.a.	$1,459,304
William J. Tennis	$—	$217,800	$—	$699,825	$290,718	n.a.	$1,208,343

							$9,200,624

(1)	Under our severance agreements, the executives are not entitled to any accrued vacation pay or continued life or disability insurance following a severance event.
(2)	The cost of the medical and dental insurance is based on the average cost paid by us for health insurance for a family with dependent children during 2012. The actual amount will vary based on the cost of health insurance at the time of termination whether the individual is single or married and whether the individual has dependent children.
(3)	The number of shares of unvested stock is as of December 31, 2012 and the value of such shares is calculated using $9.00 per share, the closing price on the NYSE for our stock on December 31, 2012.
(4)	For valuation purposes, we have assumed the December 31, 2012 stock price of $9.00, and that the MSUs would be earned at 109.7% of target for the 2010 awards, 77.8% of target for the 2011 awards and 86.4% of target for the 2012 awards, based on the stock performance multiplier at December 31, 2012. However, except in the case of a change in control, MSUs will not be earned and converted into shares of common stock until the end of the performance period.
(5)	The cost of the excise tax gross up is an estimate based on a number of assumptions, including: (i) DiamondRock is subject to a change of control on December 31, 2012, (ii) all the named executive officers are terminated on December 31, 2012 without cause following that change of control, (iii) all the named executive officers receive cash incentive compensation for 2012 using the target percentage for each executive officer and (iv) the change of control occurs at a price equal to our closing stock price on December 31, 2012. The excise tax gross up was calculated including five years of earnings data, including 2010.

The foregoing table describes what Mr. Williams would have received upon termination, as of December 31, 2012, had he not resigned as President and Chief Operating Officer of the Company effective as of May 1, 2013. In connection with his resignation, Mr. Williams entered into a separation agreement (the “Separation Agreement”) with the Company, which provides that the Company make cash payments to Mr. Williams totaling $1,962,000 (less applicable deductions) in addition to his prorated target cash bonus for 2013 upon his retirement. Additionally, Mr. Williams’ equity awards will vest upon his retirement.

The severance agreements contain non-competition covenants that apply during the term and for 12 months after the expiration or termination of such executive’s employment with us to the extent that the executive receives a cash severance payment. The non-competition covenants restrict the executives from working for any lodging-oriented real estate investment company located in the United States. The non-competition covenants will not apply following a change of control.

PROPOSAL 1: ELECTION OF DIRECTORS

Introduction

Seven directors will be elected at our 2013 annual meeting of stockholders to serve until our 2014 annual meeting of stockholders and until their respective successors are duly elected and qualify.

Each nominee for director was recommended by our Nominating and Corporate Governance Committee, which considered a number of factors, including the criteria for Board of Directors membership approved by our Board of Directors, and then was nominated by our Board of Directors. Each of the nominees is a current member of our Board of Directors. The nominees are Daniel J. Altobello, Mark W. Brugger, W. Robert Grafton, Maureen L. McAvey, William W. McCarten, Gilbert T. Ray and Bruce D. Wardinski.

Our Board of Directors anticipates that the nominees will serve, if elected, as directors. However, if any person nominated by our Board of Directors is unable to serve or for good cause will not serve, the proxies will be voted for the election of such other person as our Board of Directors may recommend unless our Board of Directors alternatively acts to reduce the size of our Board or maintain a vacancy on our Board in accordance with our bylaws.

Vote Required

The vote of a plurality of all the votes cast at a meeting at which a quorum is present is necessary for the election of a director. Votes may be cast for or withheld from each nominee. Votes cast for any nominee and votes that are withheld from any nominee will be counted when determining whether a quorum is present. If you do not instruct your broker, bank or other nominee how to vote with respect to this proposal, your broker, bank or other nominee may not cast votes on your behalf with respect to this proposal. For purposes of the election of directors, abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the result of the vote.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH OF THE NOMINEES.

PROPERLY AUTHORIZED PROXIES SOLICITED BY THE BOARD WILL BE VOTED FOR EACH OF THE NOMINEES UNLESS INSTRUCTIONS TO WITHHOLD ARE GIVEN.

Information Regarding the Nominees and Executive Officers

The following biographical descriptions set forth certain information with respect to the nominees for election as directors at our 2013 annual meeting and the executive officers who are not directors, based on information furnished to us by each nominee and executive officer as of March 15, 2013. The biographical description for the nominees also includes the specific experience, qualifications, attributes and skills that led to the conclusion by our Board of Directors that such person should serve as a director of the Company.

Certain information regarding our directors and senior executive officers is set forth below.

Name	Age	Position
William W. McCarten*	64	Chairman of our Board of Directors and Director
Mark W. Brugger	43	Chief Executive Officer and Director
Daniel J. Altobello*	72	Director
W. Robert Grafton*	71	Lead Director
Maureen L. McAvey*	66	Director
Gilbert T. Ray*	68	Director
Bruce D. Wardinski*	52	Director
John L. Williams	61	President and Chief Operating Officer
Sean M. Mahoney	41	Executive Vice President, Chief Financial Officer and Treasurer
William J. Tennis	58	Executive Vice President, General Counsel and Corporate Secretary

*	Independent Director

The following is a summary of certain biographical information concerning our nominees and senior executive officers:

Nominees

William W. McCarten has served as our Chairman of the Board of Directors and has been a member of our Board of Directors since our formation in 2004. Mr. McCarten was also our Chief Executive Officer from our formation in 2004 until his retirement in September 2008. He also serves on the Board of Directors of Cracker Barrel Old Country Store as well as Marriott Vacations Worldwide Corporation. Mr. McCarten is a trustee of The Society for the Protection of New Hampshire Forests, a not-for-profit land conservation enterprise.

Mr. McCarten worked for the Marriott Corporation, or Marriott International, Inc., and its related entities for over 25 years until January 2004. Among his many positions during those 25 years, Mr. McCarten served as the Chief Executive Officer of HMSHost Corporation, formerly Host Marriott Services Corporation, a publicly-held developer and operator of restaurant and retail concessions in travel and entertainment venues listed on the NYSE from 1995 to 2000. In addition, Mr. McCarten served as non-executive Chairman of HMSHost Corporation from 2000 to 2001. Our Board of Directors has determined that Mr. McCarten’s qualifications to serve on our Board of Directors include his extensive experience in the lodging industry with over 25 years of experience with the Marriott organization, a leading worldwide hotel brand, franchise and management company. Mr. McCarten has developed a broad network of hotel industry contacts and relationships, including relationships with hotel owners, operators, project managers and contractors and other key industry participants. Prior to joining Marriott, Mr. McCarten was an accountant with Arthur Andersen & Co. from 1970 to 1979.

Mr. McCarten received his B.S. in Accounting from the McIntire School of Commerce at the University of Virginia in 1970, and he served on the Advisory Board of the McIntire School from 1981 to 1996.

Mark W. Brugger has served as our Chief Executive Officer since September 1, 2008 and is a member of our Board of Directors. Previously he served as our Executive Vice President, Chief Financial Officer and Treasurer since our formation in 2004 until he was promoted to our Chief Executive Officer.

Previously, Mr. Brugger served as Vice President of Project Finance for Marriott International, Inc. from 2000 to 2004. At Marriott, Mr. Brugger also served as the Chief Executive Officer of their synthetic fuels company. From 1997 to 2000, Mr. Brugger served as Vice President of Investment Sales of Transwestern Commercial Services, formerly the Carey Winston Company. From 1995 to 1997, Mr. Brugger was the Land Development Director for Coscan Washington, Inc. Mr. Brugger received a Juris Doctorate cum laude from American University School of Law in 1995 and a B.A. from the University of Maryland at College Park in 1992. Our Board of Directors has determined that Mr. Brugger’s qualifications to serve on our Board of Directors include his extensive experience in real estate and finance with over 15 years of experience. His experience includes serving as the Chief Financial Officer of DiamondRock for four years, as well as several billion dollars of real estate and finance transactional experience, including structured finance transactions, acquisitions, dispositions and financings of investment properties.

Daniel J. Altobello has been a member of our Board of Directors since July 2004.

Mr. Altobello has been Chairman of Altobello Family LP since 1991. Mr. Altobello also served as chairman of the board of directors of Onex Food Services, Inc., the parent corporation of Caterair International, Inc. and LSG/SKY Chefs from 1995 to 2001. From 1989 to 1995, Mr. Altobello was the Chairman, Chief Executive Officer and President of Caterair International Corporation. He currently serves on the board of directors of MESA Air Group, Arlington Asset Investment Corp, formerly known as Friedman, Billings, Ramsey Group, Inc. and NorthStar HealthCare Properties, a REIT. In addition, Mr. Altobello serves on the Advisory Board of Hidden Creek Industries, formerly known as Thayer Capital Partners. Our Board of Directors has determined that Mr. Altobello’s qualifications to serve on our Board of Directors include his experience as a CEO combined with his operational and corporate governance expertise.

W. Robert Grafton has been a member of our Board of Directors since July 2004 and serves as our lead director.

Mr. Grafton is a retired certified public accountant. He retired from Andersen Worldwide S.C. in 2000. Andersen Worldwide provided global professional auditing and consulting services through its two service entities, Arthur Andersen and Andersen Consulting. Mr. Grafton joined Arthur Andersen in 1963 and was elected a member of the Board of Partners of Andersen Worldwide in 1991. Mr. Grafton was elected Chairman of the Board of Partners in 1994 and served as Managing Partner — Chief Executive from 1997 through 2000. Mr. Grafton serves on the board of directors of Carmax Inc., a publicly-traded company listed on the NYSE, where he also serves as Chairman of the Audit Committee. Our Board of Directors has determined that Mr. Grafton’s qualifications to serve on our Board of Directors include his extensive global experience in public accounting and over 35 years of experience in operational and financial management.

Maureen L. McAvey has been a member of our Board of Directors since July 2004.

Ms. McAvey is the Senior Resident Fellow for the Urban Land Institute, or ULI, in Washington, DC, where she has worked in various positions since 2001. ULI is a premier research and education organization within the real estate and land use industry.

Ms. McAvey was a member of the board of trustees of ULI from 1995 to 2001. Prior to joining ULI, from 1998 to 2001, Ms. McAvey was Director, Business Development, for Federal Realty Investment Trust, an owner and manager of retail developments and mixed-use developments and a publicly-traded company listed on the NYSE. Ms. McAvey also has served as the Director of Development for the City of St. Louis, a cabinet-level position in the Mayor’s office and she was Executive Director of the St. Louis Development Corporation. Prior to working for the City of St. Louis, Ms. McAvey led the real estate consulting practices in Boston for Deloitte & Touche and Coopers & Lybrand. Ms. McAvey directed the west coast operations of Carley Capital Group, a national development firm and also has experience as a private developer. Ms. McAvey holds two masters degrees, one from the University of Minnesota and one from the Kennedy School of Government, Harvard University. Our Board of Directors has determined that Ms. McAvey’s qualification to serve on our Board of Directors include her extensive experience in the real estate industry in both the private and public sectors.

Gilbert T. Ray has been a member of our Board of Directors since July 2004.

Mr. Ray was a partner in the law firm of O’Melveny & Myers LLP until his retirement in 2000. He practiced corporate law for 28 years and has extensive experience with conventional corporate and tax exempt transactions, as well as international finance. He served as counsel in connection with numerous securities offerings, acquisitions, dispositions and mergers. In addition, Mr. Ray is a member of the board of directors of Advance Auto Parts, Inc., Towers Watson & Co. and DineEquity, Inc., each a publicly traded company listed on the NYSE. Our Board of Directors has determined that Mr. Ray’s qualifications to serve on our Board of Directors include (i) his years of extensive experience in the legal industry as an advisor, (ii) his valuable insights with respect to compensation and corporate governance matter that face the Board and the Company, and (iii) his perspective to board deliberations drawing from lessons learned from his experience serving on other boards.

Bruce D. Wardinski has been a member of our Board of Directors since January 10, 2013.

Mr. Wardinski is the founder and Chairman & Chief Executive Officer of Playa Hotels & Resorts. Prior to forming Playa, Mr. Wardinski served as CEO of Barceló Crestline Corporation (“BCC”) from June 2002 until December 2010. He also served as Chairman, President and CEO of Crestline Capital Corporation (NYSE: CLJ) prior to BCC’s acquisition in June 2002. In 2003, Mr. Wardinski formed and became Chairman of the Board of Highland Hospitality Company (NYSE: HIH). He has also worked with Host Hotels & Resorts, Inc. (NYSE: HST) in the role of Senior Vice President and Treasurer. Our Board of Directors has determined that Mr. Wardinski’s qualification to serve on our Board of Directors include his extensive experience in the hospitality industry with both private and public companies.

Senior Executive Officers

John L. Williams has served as our President and Chief Operating Officer and has been a member of our Board of Directors since our formation in 2004.

Mr. Williams worked for the Marriott Corporation, or Marriott International, Inc., and its related entities for over 25 years until 2004. Mr. Williams most recently served as Executive Vice President of North American Hotel Development for Marriott International. From 1991 to 1992, Mr. Williams, while on a leave of absence from Marriott, served as the Chief Acquisition Executive for Lodging Opportunities, the initial lodging fund sponsored by the Thayer organization. Prior to joining the Marriott Corporation, Mr. Williams was a senior consultant with Laventhol & Horwath.

Mr. Williams received a B.S./B.A. from Denver University with a major in Hotel and Restaurant Management and a B.A. in American Studies from Denver University in 1973. In addition, Mr. Williams performed graduate coursework at the University of Missouri at Kansas City with a concentration in finance.

Sean M. Mahoney is our Executive Vice President, Chief Financial Officer and Treasurer since September 1, 2008. Previously, he served as our Senior Vice President, Chief Accounting Officer and Corporate Controller from his hiring in August 2004 until September 1, 2008.

Previously, Mr. Mahoney served as a senior manager with Ernst & Young LLP in McLean, Virginia. During 2002 and 2003, Mr. Mahoney served as a Director in the Dublin, Ireland audit practice of KPMG, LLP. From 1993 to 2001, Mr. Mahoney worked in the audit practice of Arthur Andersen LLP. Mr. Mahoney is a member of the American Institute of Certified Public Accountants and is a Virginia C.P.A. Mr. Mahoney received a B.S. from Syracuse University in 1993.

William J. Tennis is our Executive Vice President, General Counsel and Corporate Secretary effective as of January 4, 2010. Previously, Mr. Tennis worked for Marriott International, Inc. and its related entities for 17 years from 1992 to 2009, initially as Assistant General Counsel in the Law Department and most recently as Senior Vice President responsible for the Global Asset Management Group. Prior to joining Marriott, Mr. Tennis was an associate in law firms in New York. Mr. Tennis received a Juris Doctorate from New York University School of Law in 1981 and a B.A. magna cum laude from Harvard College in 1976.

PROPOSAL 2: NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

General

In accordance with Section 14A of the Exchange Act, the Company is providing stockholders with the opportunity to vote on a non-binding, advisory basis, on the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This is commonly known as, and is referred to in this proxy statement as, a “say-on-pay” proposal or resolution.

This say-on-pay proposal gives our stockholders the opportunity to express their views on our named executive officers’ compensation. We are asking our stockholders to indicate their support for our named executive officers’ compensation as described in this proxy statement. This vote is not limited to any specific item of compensation, but rather addresses the overall compensation of our named executive officers and our philosophy, policies and practices relating to their compensation as described in this proxy statement in accordance with the SEC’s rules.

As described in detail under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, retain and motivate our named executive officers, who are critical to our success. Our compensation program is designed to create incentives for our named executive officers to maximize long-term stockholder value. Under these programs, our named executive officers are rewarded for the achievement of our annual, long-term and strategic objectives, and the realization of increased stockholder value. Please refer to the “Compensation Discussion and Analysis” in this proxy statement for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.

Text of Resolution

“RESOLVED, that the stockholders of the Company approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative disclosure.”

Vote Required; Effect of Vote

The affirmative vote of a majority of the votes cast on this proposal will be required for adoption of this resolution. Abstentions and broker non-votes will not be treated as votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

The say-on-pay resolution is non-binding and advisory, and therefore will not have any binding legal effect on the Company, our Board of Directors or our Compensation Committee. Furthermore, because this non-binding, advisory resolution primarily relates to compensation of named executive officers that has already been paid or contractually committed, there is limited opportunity for us to revisit these decisions. However, our Board of Directors and our Compensation Committee value the views of our stockholders and will consider the results of the vote on this proposal in its future decisions regarding the compensation of our named executive officers.

Recommendation

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR ADOPTION OF THIS RESOLUTION.

UNLESS OTHERWISE INSTRUCTED, PROXIES SOLICITED BY OUR BOARD OF DIRECTORS WILL BE VOTED FOR ADOPTION OF THIS RESOLUTION.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF KPMG AS INDEPENDENT AUDITORS

Our Audit Committee has unanimously appointed KPMG LLP as DiamondRock’s independent auditor for the current fiscal year, and our Board of Directors is asking stockholders to ratify that appointment. Although current law, rules and regulations, as well as the charter of our Audit Committee, require DiamondRock’s independent auditor to be engaged, retained and supervised by our Audit Committee, our Board of Directors considers the selection of the independent auditor to be an important matter of stockholder concern and is submitting the appointment of KPMG LLP for ratification by stockholders as a matter of good corporate practice. Representatives of KPMG LLP will be present at the annual meeting and will be given the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

The appointment of KPMG LLP as our independent auditor will be ratified if this proposal receives a majority of the votes cast, whether in person or by proxy, on this proposal. For purposes of the vote on the ratification of the appointment of KPMG LLP as the Company’s independent auditor for 2013, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITORS OF DIAMONDROCK FOR 2013.

INFORMATION ABOUT OUR INDEPENDENT ACCOUNTANTS

KPMG LLP served as our independent accountants for the fiscal years ended December 31, 2012 and 2011. Aggregate fees for professional services rendered by KPMG LLP for the years ended December 31, 2012 and 2011 were as follows:

	2012	2011
Audit Fees
Recurring audit	$349,000	$291,000
Quarterly reviews	70,000	68,000
Comfort letters, consents and assistance with documents filed with the SEC	141,936	124,117

Subtotal	560,936	483,117
Audit-Related Fees
Audits required by lenders and others	216,000	214,000

Tax-Related Fees	—	—
All Other Fees	—	—

Total	$776,936	$697,117

Auditor Fees Policy

Our Audit Committee has adopted a policy concerning the pre-approval of audit and non-audit services to be provided by KPMG LLP, our independent accountants. The policy requires that all services provided by KPMG LLP to us, including audit services, audit-related services, tax services and other services, must be pre-approved by our Audit Committee. In some cases, pre-approval is provided by the full Audit Committee for up to a year, and relates to a particular category or group of services and is subject to a particular budget. In other cases, specific pre-approval is required. Our Audit Committee has delegated authority to the Chairman of the Audit Committee to pre-approve additional services, and any such pre-approvals must then be communicated to the full Audit Committee.

Our Audit Committee approved all audit and non-audit services provided to us by KPMG LLP during 2012 and 2011.

We believe the individuals who were not KPMG LLP’s full-time, permanent employees performed less than 50% of the hours expended by KPMG, LLP during the audit of our financial statements.

Policy for Hiring Members of our Audit Engagement Team

Our Audit Committee has a policy regarding the hiring of audit engagement team members to address the potential for impairment of auditor independence when partners and other members of our audit engagement team accept employment with us. Under the policy, we may not hire any individuals below the partner level who were members of our audit engagement team within two years of completion of the most recent audit in which they participated. In addition, we may not hire any partners who were members of our audit engagement team within three years of completion of the most recent audit in which they participated. In all such cases, our Audit Committee must determine that the relationship is in the best interests of stockholders. In addition, we may not appoint a director who is affiliated with, or employed by, our present or former auditor until three years after the affiliation or auditing relationship has ended.

Other Company Accountants and Auditors

We have engaged PricewaterhouseCoopers LLP as our internal auditors. The purpose of the internal audit program is to provide our Audit Committee and our management with ongoing assessments of our risk management processes and to review the effectiveness and design of internal controls at our properties and our corporate office. Aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for the years ended December 31, 2012 and 2011 were as follows:

	2012	2011
PricewaterhouseCoopers LLP Fees
Internal audit	$450,000	$380,000
Other fees	140,148	—

Total	$590,148	$380,000

Our Audit Committee approved all audit and non-audit services provided to us by PricewaterhouseCoopers LLP during 2012 and 2011.

PRINCIPAL AND MANAGEMENT STOCKHOLDERS

The table below shows the amount of our common stock beneficially owned as of March 15, 2013 by (i) each director and nominee for director, (ii) our Chief Executive Officer, our Chief Financial Officer and the two other most highly compensated executive officers of the Company whose compensation exceeded $100,000 during the fiscal year ended December 31, 2012 (the “named executive officers”), (iii) all of our directors, director nominees and named executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than 5% of our outstanding common stock (the “5% Holders”). Such information with regard to 5% Holders is based on a review of statements filed with the SEC pursuant to Sections 13(d), 13(f) and 13(g) of the Exchange Act with respect to our common stock.

The number of shares of common stock “beneficially owned” by each stockholder is determined under rules issued by the SEC regarding the beneficial ownership of securities. This information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership of common stock includes (i) any shares as to which the person or entity has sole or shared voting power or investment power and (ii) any shares as to which the person or entity has the right to acquire beneficial ownership within 60 days after March 15, 2013, including any shares which could be purchased by the exercise of options at or within 60 days after March 15, 2013.

Each executive officer of the Company may vote his or her unvested shares of restricted stock so they are deemed to be “beneficially owned” by the relevant executive officer under the relevant SEC rules. However, the directors have no right to vote the shares of common stock underlying the deferred stock units granted to them, as such deferred stock units merely represent our unsecured obligation to deliver such underlying shares in the future; thus such underlying shares are not deemed to be “beneficially owned” by the relevant director.

Unless otherwise indicated, all shares are owned directly, and the indicated individual has sole voting and investment power. Unless otherwise indicated, the address of each named person is c/o DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.

Name of Beneficial Owner	Beneficial Ownership Number of Shares		Percent(1)
Directors and named executive officers:
William W. McCarten	439,659	(2)	*
Mark W. Brugger	908,090	(3)	*
Daniel J. Altobello	49,196		*
W. Robert Grafton	35,145	(4)	*
Maureen L. McAvey	27,066	(5)	*
Gilbert T. Ray	26,953	(6)	*
Bruce D. Wardinski	2,432
John L. Williams	782,112	(7)	*
Sean M. Mahoney	311,805	(8)	*
William J. Tennis	128,677	(9)	*

Directors and named executive officers as a group (10 persons)	2,711,135		1.4%
5% Holders:
The Vanguard Group, Inc.(10)	24,426,864		12.5%
BlackRock Inc.(11)	18,804,003		9.6%
Vanguard Specialized Funds—Vanguard REIT Index Fund(12)	12,917,786		6.6%
Cohen & Steers, Inc.(13)	12,148,654		6.2%
Daiwa Asset Management Co. Ltd(14)	12,073,349		6.2%
Invesco Ltd.(15)	9,790,228		5.0%

*	Represents less than 1% of the number of shares of common stock outstanding as of March 15, 2013.
(1)	Calculated using 196,026,149 shares of common stock outstanding as of March 15, 2013, which includes all unvested shares of restricted stock. There were no additional adjustments required by Rule 13d-3(d)(1)(i) of the Exchange Act as no executive officer or director has any right to acquire shares within 60 days in a manner similar to those rights set forth in Rule 13d-3(d)(1)(i) of the Exchange Act.
(2)	In accordance with the SEC rules, this does not include 5,449 deferred stock units granted to Mr. McCarten nor does it include 113,293 SARs issued on March 4, 2008.
(3)	Mr. Brugger’s shares include (i) 276,889 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 631,201 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 86,101 MSUs or 125,654 PSUs granted to Mr. Brugger nor does it include 64,199 SARs issued on March 4, 2008.
(4)	In accordance with the SEC rules, this does not include 12,493 deferred stock units granted to Mr. Grafton.
(5)	In accordance with the SEC rules, this does not include 17,942 deferred stock units granted to Ms. McAvey.

(6)	In accordance with the SEC rules, this does not include 17,942 deferred stock units granted to Mr. Ray.
(7)	Mr. Williams’ shares include (i) 61,510 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 720,602 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 36,594 MSUs granted to Mr. Williams nor does it include 64,199 SARs issued on March 4, 2008.
(8)	Mr. Mahoney’s shares include (i) 89,444 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 222,361 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 26,226 MSUs or 41,885 PSUs granted to Mr. Mahoney nor does it include 20,770 SARs issued on March 4, 2008.
(9)	Mr. Tennis’ shares include (i) 66,469 shares of unvested restricted stock granted to him under our Incentive Plan and (ii) 62,208 shares of our common stock owned by him. In accordance with the SEC rules, this does not include 21,526 MSUs or 28,796 PSUs granted to Mr. Tennis.
(10)	Based solely on information contained in a Schedule 13G/A filed by The Vanguard Group, Inc., on behalf of itself and certain of its affiliates, with the SEC on February 11, 2013. The address of The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(11)	Based solely on information contained in a Schedule 13G/A filed by BlackRock, Inc., on behalf of itself and certain of its affiliates, with the SEC on January 31, 2013. The address of BlackRock, Inc. is 40 East 52nd Street, New York, NY 10022.
(12)	Based solely on information contained in a Schedule 13G/A filed by Vanguard Specialized Funds — Vanguard REIT Index Fund, on behalf of itself and certain of its affiliates, with the SEC on January 30, 2013. The address of Vanguard Specialized Funds — Vanguard REIT Index Fund is 100 Vanguard Blvd., Malvern, PA 19355.
(13)

Based solely on information contained in a Schedule 13G/A filed by Cohen & Steers, Inc., on behalf of itself and certain of its affiliates, with the SEC on February 14, 2013. The address of Cohen & Steers, Inc. is 280 Park Avenue, 10th Floor, New York, NY 10017.

(14)	Based solely on information contained in a Schedule 13G/A filed by Daiwa Asset Management Co. Ltd, on behalf of itself and certain of its affiliates, with the SEC on January 24, 2013. The address of Daiwa Asset Management Co. Ltd is GranTokyo North Tower, 9-1 Marunouchi 1-Chome, Chiyoda-ku, Tokyo, Japan 100-6753.
(15)	Based solely on information contained in a Schedule 13G/A filed by Invesco Ltd., on behalf of itself and certain of its affiliates, with the SEC on January 31, 2013. The address of Invesco Ltd. is 1555 Peachtree Street NE, Atlanta, GA 30309.

Related Party Transactions

There were no related party transactions during 2012. For a description of our policies and procedures with regard to related party transactions, please see “Corporate Governance Principles and Board Matters — Other Corporate Governance Matters  — Conflicts of Interest” elsewhere in this proxy statement.

Compensation Committee Interlocks and Insider Participation

During 2012, our Compensation Committee consisted of Messrs. Altobello, Grafton and Ray and Ms. McAvey. None of them has served as an officer or employee of DiamondRock. None of these persons had any relationships with DiamondRock requiring disclosure under applicable rules and regulations of the SEC. In addition, none of our executive officers served during 2012 as a director or member of a compensation committee of any entity that has one or more of its executive officers serving as a member of our Board of Directors or our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC and the NYSE. Our officers and directors and greater than ten percent beneficial owners are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on our review of the copies of such reports furnished to us and written representations that no other reports were required during the fiscal year ended December 31, 2012, all Section 16(a) filing requirements applicable to our executive officers, directors and greater than ten percent beneficial owners were satisfied on a timely basis.

AUDIT COMMITTEE REPORT

The undersigned members of the Audit Committee of the Board of Directors of DiamondRock Hospitality Company (or DiamondRock) submit this report in connection with the Audit Committee’s review of the financial reports for the fiscal year ended December 31, 2012. We note that we have oversight responsibilities only and that we are not acting as experts in accounting and auditing. We rely without independent verification on the information provided to us and on the representations made by management and the independent auditors. Accordingly, our oversight does not provide an independent basis to determine that DiamondRock’s consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States or that the audit of DiamondRock’s consolidated financial statements by independent auditors has been carried out in accordance with auditing standards generally accepted in the United States. Management has the primary responsibility for the preparation, presentation and integrity of DiamondRock’s 2012 consolidated financial statements and the overall reporting process, including the systems of internal control, and has represented to us that DiamondRock’s 2012 consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The independent registered public accounting firm is responsible for auditing our financial statements. We:

1. have reviewed and discussed with management and KPMG LLP the audited financial statements for DiamondRock for the fiscal year ended December 31, 2012;

2. have discussed with representatives of KPMG LLP the matters required to be discussed with them under the provisions of Statement on Auditing Standards No. 61 (Communication with Audit Committees), as modified or supplemented; and

3. have received the written disclosures and the letter from the independent auditors required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence and have discussed with KPMG LLP the auditors’ independence from the Company and management.

In reliance on the reviews and discussions referred to above, we recommended to our Board of Directors that the audited financial statements be included in DiamondRock’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 for filing with the SEC.

Submitted by the Audit Committee:

W. Robert Grafton, Chairperson
Daniel J. Altobello
Maureen L. McAvey
Gilbert T. Ray
Bruce D. Wardinski

OTHER MATTERS

Expenses of Solicitation

We will bear the cost of the solicitation of proxies. In an effort to have as large a representation at the annual meeting as possible, we may solicit proxies, in certain instances, personally or by telephone or mail by one or more of our employees. We also may reimburse brokers, banks, nominees and other fiduciaries for postage and reasonable clerical expenses of forwarding the proxy material to their principals who are beneficial owners of shares of our common stock.

Stockholder Proposals for Inclusion in Proxy Statement for 2014 Annual Meeting of Stockholders

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 for inclusion in our proxy statement and form of proxy for our 2014 annual meeting must be received by us no later than the close of business on November 27, 2013. Such proposals must also comply with the requirements as to form and substance established by the SEC if such proposals are to be included in the proxy statement and form of proxy. Any such proposal should be mailed to: DiamondRock Hospitality Company, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814, Attention: Corporate Secretary

Other Stockholder Proposals

Our Third Amended and Restated Bylaws, or Bylaws, provide that a stockholder who desires to propose any business at an annual meeting of stockholders, other than proposals submitted pursuant to Exchange Act Rule 14a-8, must give us written notice of such stockholder’s intent to bring such business before such meeting. Our Bylaws state that such stockholder’s notice must be delivered to the Company’s secretary at the Company’s principal executive office not earlier than 150 days nor later than 120 days prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. However, in the event that the date of the annual meeting is more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be delivered on the later of 150 days prior to the date of such annual meeting, as originally convened, or 10 days following the day on which the date of such meeting is publicly announced. Accordingly, such notice must be received in writing at our principal executive office not earlier than October 28, 2013 nor later than November 27, 2013, unless our 2014 annual meeting of stockholders is scheduled to take place before April 8, 2014 or after June 7, 2014. The stockholder’s written notice must set forth a brief description of the business desired to be brought before the meeting and certain other information as set forth in Article II, Section 11 of our Bylaws. Stockholders may obtain a copy of our Bylaws by writing to DiamondRock Hospitality Company, c/o Corporate Secretary, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814.

Stockholder Nominations of Directors

Our Bylaws provide that a stockholder who desires to nominate directors at a meeting of stockholders must give us written notice, within the same time period described above for a stockholder who desires to bring business before a meeting, other than pursuant to Exchange Act Rule 14a-8. Notice of a nomination must be delivered to, or mailed and received at, DiamondRock Hospitality Company, c/o Corporate Secretary, 3 Bethesda Metro Center, Suite 1500, Bethesda, MD 20814. As set forth in Article II, Section 11 of our Bylaws, the notice must set forth certain information as to each person whom the stockholder proposes to nominate for election as a director, the stockholder giving the notice and certain other persons, if any, identified in the Bylaws.

DIAMONDROCK HOSPITALITY COMPANY 3 BETHESDA METRO CENTER

SUITE 1500

BETHESDA, MARYLAND 20814

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Standard Time on May 7, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Standard Time on May 7, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

For All

Withhold All

For All Except

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

The Board of Directors recommends you vote FOR the following:

1. Election of Directors

Nominees

01 William W. McCarten

02 Daniel J. Altobello

03 W. Robert Grafton

04 Maureen L. McAvey

05 Gilbert T. Ray

06 Bruce D. Wardinski

07 Mark W. Brugger

The Board of Directors recommends you vote FOR proposals 2. and 3.

2. To approve, on a non-binding, advisory basis, the compensation of the named executive officers, as disclosed in the proxy statement.

3. To ratify the appointment of KPMG LLP as the independent auditors for DiamondRock Hospitality Company for the fiscal year ending December 31, 2013.

NOTE: The proxies are also authorized to vote in their discretion upon such other business as may properly come before the annual meeting, including any postponement or adjournment of the meeting.

For

Against

Abstain

Please indicate if you plan to attend this meeting

Yes

No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000163844 _1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, AR/Form 10-K is/ are available at www.proxyvote.com.

DIAMONDROCK HOSPITALITY COMPANY

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON May 8, 2013

The undersigned stockholder of DiamondRock Hospitality Company, a Maryland corporation, hereby acknowledges receipt of the Notice of the Annual Meeting of Stockholders and Proxy Statement, each dated March 27, 2013, and hereby appoints William J. Tennis and Sean M. Mahoney, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution in each of them, to vote all of the shares of DiamondRock Hospitality Company that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of DiamondRock Hospitality Company to be held at the Bethesda Marriott Suites Hotel, 6711 Democracy Boulevard, Bethesda, Maryland on Wednesday, May 8, 2013 at 11:00 a.m. (local time), and at any and all postponements and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

WHEN PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF THIS PROXY IS PROPERLY EXECUTED BUT NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT.

Continued and to be signed on reverse side

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